Exhibit 2.1

CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

AMANAT ACQUISITION CORP.,

CAIRO MERGER SUB, INC.,

CORXEL PHARMACEUTICALS, INC.,

AND

CORXEL PHARMACEUTICALS LIMITED

DATED AS OF OCTOBER 25, 2026

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

ANNEXES AND EXHIBITS

Annex A	PIPE Investors
Annex B	Required Governing Documents Proposals
Annex C	Directors and Officers of the Surviving Company

Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Investor Subscription Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of SPAC Certificate of Incorporation
Exhibit F	Form of SPAC Bylaws
Exhibit G	Form of SPAC Incentive Equity Plan
Exhibit H	Form of SPAC Employee Stock Purchase Plan
Exhibit I	Form of Support Agreement
Exhibit J	Form of Pre-Funded Warrant

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of October 25, 2026, is made by and among Amanat Acquisition Corp, a Cayman Islands exempted company (“SPAC”), Cairo Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Corxel Pharmaceuticals Limited, a Cayman Islands exempted company and the sole stockholder of the Company (“Parent”) and Corxel Pharmaceuticals, Inc., a Delaware corporation (the “Company”). SPAC, Merger Sub, Parent and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

Recitals

A.	SPAC is a blank check company incorporated as a Cayman Islands exempted company on January 13, 2026, and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

B.	At least one (1) Business Day prior to the Closing Date, SPAC shall deregister from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part 12 of the Companies Act (Revised) of the Cayman Islands (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement.

C.	Amanat Sponsor Holdings LLC, a Delaware limited liability company (the “Sponsor”) owns all of the SPAC Class B Shares issued and outstanding as of the date of this Agreement.

D.	Prior to the Domestication, Sponsor, as the sole holder of the then outstanding SPAC Class B Shares, shall cause to be converted, each then issued and outstanding SPAC Class B Share, on a one-for-one basis, into a SPAC Class A Share (the “Class B Share Conversion”), and following the Class B Share Conversion, in connection with the Domestication, each then issued and outstanding SPAC Class A Share shall convert automatically, on a one-for-one basis, into a SPAC Share.

E.	Pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for its shareholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Shareholder Approval, which such redemption shall occur prior to the Domestication.

F.	Concurrently with the execution of this Agreement, the Sponsor, SPAC and the Company are entering into the sponsor letter agreement, in substantially the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor agreed to (a) vote in favor of the Transaction Proposals and (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of SPAC or any other anti-dilution or similar protection with respect to the SPAC Class B Shares (whether resulting from the transactions contemplated by the Investor Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

G.	On the Closing Date, following the Domestication, the Parties intend to effect the merger of the Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company as of immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and any such shares shall thereafter represent the right to receive the applicable consideration set forth in this Agreement, all upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL. Immediately after the Merger, the Company shall merge with and into a separate subsidiary of SPAC (“Merger Sub II”) with Merger Sub II surviving such second merger (the “Second Merger”).

H.	Concurrently with the execution of this Agreement, each of the investors set forth on Annex A (collectively, the “PIPE Investors”) is entering into a subscription agreement with SPAC substantially in the form attached hereto as Exhibit B (collectively, the “Investor Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date immediately following the Closing, and SPAC has agreed to issue and sell to each such PIPE Investor on the Closing Date immediately following the Closing, the number of SPAC Shares set forth in the applicable Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Investor Subscription Agreements, collectively, the “PIPE Financing Amount”, and the equity financing under all Investor Subscription Agreements, collectively, hereinafter referred to as, the “PIPE Financing”), on the terms and subject to the conditions set forth in the applicable Investor Subscription Agreement.

I.	At the Closing, Parent and SPAC will enter into an investor rights agreement, in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), pursuant to which, among other things, the parties will be granted certain registration rights with respect to their respective SPAC Shares, on the terms and subject to the conditions therein.

J.	At the Closing, (i) the Sponsor and SPAC and (ii) Parent and SPAC will enter into a lock-up agreement, in the form attached hereto as Exhibit D (each a “Lock-Up Agreement”), pursuant to which, among other things, such Persons will agree not to effect any sale or distribution of any Equity Securities of SPAC held by any of them during the lock-up period described therein, subject to customary exceptions, including the right of the sole shareholder of the Company to effect the Distribution (as defined herein) provided that the recipients of securities in any such Distribution enter into written agreements agreeing to be bound by the terms of the Lock-Up Agreement, which shall be expressly permitted thereunder.

K.	Concurrently with the execution of this Agreement, Parent and SPAC are entering into a support agreement, substantially in the form attached hereto as Exhibit I (the “Support Agreement”), pursuant to which, among other things, Parent agreed to provide the Company Stockholder Written Consent in accordance with Section 5.13 to, among other things, adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

L.	The holders of the requisite number of issued and outstanding equity interests of Parent (the “Requisite Holders”) have duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and thereby, in each case, in accordance with applicable Cayman Islands Law and Parent’s Governing Documents.

M.	The sole director of the Company (the “Company Board”) has (i) determined that the entry into this Agreement and the other Ancillary Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interest of, the Company and Parent, (ii) approved the execution and delivery of this Agreement, such other Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger and (iii) subject to the terms and conditions of this Agreement, recommended that Parent, as the sole stockholder of the Company, adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

N.	The board of directors of Parent (the “Parent Board”) has (i) determined that it is in the best interests of Parent and the shareholders of Parent, and declared it advisable, to enter into this Agreement and other Ancillary Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the transactions contemplated hereby and (iii) subject to the terms and conditions of this Agreement, recommended that the shareholders of Parent adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

O.	The board of directors of SPAC (the “SPAC Board”) has (a) determined that it is in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement and other Ancillary Documents to which it is a party, (b) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the transactions contemplated hereby, and (c) adopted a resolution recommending the Transaction Proposals be approved and adopted by the shareholders of SPAC.

P.	The board of directors of Merger Sub has approved this Agreement, such other Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Q.	SPAC, as the sole shareholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, such other Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger and the Second Merger).

R.	Each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (c) the Merger and the Second Merger shall be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(c), the “Intended Tax Treatment”).

S.	To the extent provided in Section 5.5(e), Parent will make the Parent Classification Election.

In consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1

CERTAIN DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional SPAC SEC Reports” has the meaning set forth in Section 4.7.

“Additional Cash Contribution” means the aggregate amount of cash contributed by Parent to the Company following the date of this Agreement and prior to the Closing Date; provided that the aggregate amount of the Additional Cash Contribution shall not exceed $75,000,000 without the prior written consent of SPAC.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. With respect to SPAC prior to the Closing, its “Affiliate” shall include the Sponsor. With respect to the Company prior to the Closing, its “Affiliate” shall include Parent.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by SPAC in respect of the PIPE Financing (whether prior to or on the Closing Date).

“Aggregate Transaction Share Consideration” means an aggregate number of SPAC Shares equal to (a) the Equity Value, divided by (b) the SPAC Share Value; provided, that, a portion of the Aggregate Transaction Share Consideration may be issuable in the form of Pre-Funded Warrants as set forth in the Allocation Schedule.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available for release to SPAC from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the SPAC Shareholder Redemptions) plus (b) the Aggregate Closing PIPE Proceeds plus (c) the aggregate amount of any free cash and cash equivalents held by the Company as of immediately prior to the Closing, not to exceed the amount of the Additional Cash Contribution.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Ancillary Documents” means the Investor Rights Agreement, Sponsor Letter Agreement, the Investor Subscription Agreements, the Lock-Up Agreement, the Support Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977 (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Antitrust and Foreign Investment Laws” means, collectively, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger and all Laws and Orders relating to foreign investment or national security matters.

“Applicable Parent Options” means the Parent Options set forth on Schedule 2.4.

“Business” means the business of the Company as conducted as of the date hereof or as of the Closing, including the research, testing, clinical and nonclinical development and manufacture of (a) the CX11 program, comprising the lead compound known as CX11, an oral small molecule GLP-1 RA, and other backup compounds, and any pharmaceutical product containing CX11 or any of the other backup compounds, (b) the CX12 program, comprising the lead compound known as CX12, an oral small molecule amylin RA, and other backup compounds, and any pharmaceutical product containing CX12 or any of the other backup compounds, (c) the JX09 program, comprising the lead compound known as JX09, a highly selective aldosterone synthase inhibitor, and other backup compounds, and any pharmaceutical product containing JX09 or any of the other backup compounds, and (d) the CX15 program, comprising the potential lead compound known as CX15, a small molecule compound, and other backup compounds, and any pharmaceutical product containing CX15 or any of the other backup compounds. For the avoidance of doubt, backup compounds of the “Business” shall include (i) any pharmaceutical compounds covered by the patents or patent applications set forth on Section 3.13 of the Company Disclosure Schedules of the corresponding program listed therein, and (ii) any pharmaceutical compounds derived from the same chemical scaffold of the lead compound of the corresponding program. For the avoidance of doubt, “Business” shall not include the pharmaceutical compound known as JX10 or any other compound held by Corxel HK as of the date hereof or as of the Closing.

“Business Asset” has the meaning set forth in Section 5.19(a).

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than Saturday or Sunday, on which commercial banks in New York, New York, Berkeley Heights, New Jersey and George Town, Cayman Islands are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).

“Certificates” has the meaning set forth in Section 2.1(b)(viii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person solely as a result of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of this clause (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document or one or more circumstances, matters, transactions or events unrelated to this Agreement or the Ancillary Documents); provided, that “Change of Control Payment” shall not include any severance, redundancy or similar termination payment or benefit payable to any current or former employee or individual service provider of the Company pursuant to applicable Law or the terms of an Employee Benefit Plan and that is payable as a result of the termination of such individual’s employment or service.

“Change in Recommendation” has the meaning set forth in Section 5.8(b).

“Change in Recommendation Notice” has the meaning set forth in Section 5.8(b).

“Change in Recommendation Notice Period” has the meaning set forth in Section 5.8(b).

“Class B Share Conversion” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any indication of interest, inquiry, proposal or offer concerning any transaction or series of related transactions under which any Person(s), directly or indirectly (whether in a single transaction or a series of related transactions), (a)(i) acquires 20% or more of the consolidated assets of the Company (ii) would issue (1) 20% or more of any class of the Equity Securities of the Company or (2) any Equity Securities of the Company representing, directly or indirectly, 20% or more of the consolidated assets of the Company, (b) acquires or otherwise purchases 20% or more of the assets of the Company (in the case of each of clause (a) and (b), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, purchase of assets, share exchange, business combination, purchase or issuance of Equity Securities, tender offer or otherwise (in each case, excluding any internal reorganizations or restructurings involving the Company’s Affiliates) or (c) any partnership or license pursuant to an arms’ length transaction involving the material assets of the Company (including with respect to any Intellectual Property relating to the Business), other than any partnership or license pursuant to an agreement entered into in compliance with Section 5.1(b)(xix). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including the Additional Cash Contribution, shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Adverse Recommendation Change” has the meaning set forth in Section 5.13(c).

“Company Board Recommendation” has the meaning set forth in Section 5.13(c).

“Company Certificate of Incorporation” means the Certificate of Incorporation the Company filed on September 2, 2020, as amended on October 2, 2024.

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company Designees” has the meaning set forth in Section 5.16(c).

“Company Determination Notice” has the meaning set forth in Section 5.13(d)(i).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due and payable, by the Company in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Document (including fifty percent (50%) of (i) the HSR Act filing fee for the Merger, (ii) the aggregate fees paid to the SEC in connection with filing the Registration Statement and any amendments and supplements thereto, with the SEC, (iii) the aggregate fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto, (iv) Transfer Taxes in accordance with Section 5.5(d)), (c) all fees, costs and expenses incurred in connection with obtaining the D&O Tail Policy and (d) fifty percent (50%) of all fees and expenses incurred in connection with obtaining Nasdaq’s approval of the initial listing application, satisfying all applicable initial and continuing listing requirements of Nasdaq (including any amounts paid to consultants, advisors and other agents in connection therewith), and the approval for listing of the shares of SPAC Shares to be issued in connection with this Agreement (including the Merger and the PIPE Financing). Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(c) (Organization and Qualification), Section 3.2(a) (Capitalization of the Company), Section 3.3 (Authority) and Section 3.17 (Brokers).

“Company Indemnity Agreement” has the meaning set forth in Section 5.15(a).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person that is exclusively licensed to the Company.

“Company Licensed Registered Intellectual Property” means all Registered Intellectual Property that is exclusively licensed to the Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or the interpretation or enforcement thereof by any Governmental Entity, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, ﬂood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any escalation of the foregoing, (ix) any changes in GAAP or other applicable accounting standards or the interpretation thereof, or (x) any litigation arising from or relating to this Agreement or the transactions contemplated hereby; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Company, taken as a whole, relative to other participants operating in the industries or markets in which the Company operates.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Notice Period” has the meaning set forth in Section 5.13(d)(i).

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company.

“Company Product” means any of the pharmaceutical compounds of the CX11 program, CX12 program, JX09 program, or CX15 program, including the pharmaceutical compounds known as CX11, CX12, JX09 or CX15, and any pharmaceutical product containing any of the pharmaceutical compounds, in each case, which, as of the date hereof and as of the Closing, is being researched, tested, developed or manufactured by or on behalf of the Company; provided, for the avoidance of doubt, that “Company Product” shall not include the pharmaceutical compound known as JX10 or any other compound held by Corxel HK as of the date hereof or as of the Closing.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of the Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.13(b).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.13(b).

“Company Shares” means the Company Common Shares.

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Confidentiality Agreement” means that certain Confidentiality Agreement, effective as of May 24, 2026, by and between the Company and SPAC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any oral or written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person and/or any of his, her or its properties or assets.

“Contributor” has the meaning set forth in Section 3.13(g).

“Converted EIP Shares” has the meaning set forth in Section 2.4(b).

“Converted Unassumed Option Shares” has the meaning set forth in Section 2.4(b).

“Cooley” has the meaning set forth in Section 8.19(b).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Corxel HK” means Corxel Pharmaceuticals Hong Kong Limited.

“D&O Tail Policy” has the meaning set forth in Section 5.14(c).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Distributee” has the meaning set forth in Section 8.20.

“Distribution” has the meaning set forth in Section 8.20.

“DLLCA” means the Delaware Limited Liability Company Act.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.8(a).

“DPA” has the meaning set forth in Section 3.24.

“DSP” has the meaning set forth in Section 3.25.

“Drug Regulatory Agency” has the meaning set forth in Section 3.27(a).

“Effective Time” has the meaning set forth in Section 2.1(b)(ii).

“EIP Shares” means a number of Company Shares equal to two (2).

“EMA” means the European Medicines Agency.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that the Company maintains, sponsors or contributes to, or provides benefits under or that otherwise covers any current employee, officer or director of the Company (or their spouses, dependents, or beneficiaries), or with respect to which the Company has or may have any Liability (contingent or otherwise, including by reason of being an ERISA Affiliate), other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8(a).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $200,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“ESPP Proposal” has the meaning set forth in Section 5.8(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(b).

“Exchange Ratio” means the quotient obtained by dividing (a) the Aggregate Transaction Share Consideration by (b) the number of Fully-Diluted Shares.

“Exploit” means to develop, make, have made, import, use, sell or offer for sale, including to research, study, commercialize, register, manufacture, have manufactured, modify, improve, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold, dispose of or otherwise exploit or have exploited, and “Exploitation” means the act of Exploiting a compound, product candidate, product or process.

“Extension” has the meaning set forth in Section 5.10.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fiscal Year 2025 Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by the Company for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means common law fraud under Delaware law (with the element of scienter) with respect to the making of representations and warranties expressly set forth in this Agreement. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, constructive fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence.

“Fully-Diluted Shares” means an amount equal to, without duplication, (a) the aggregate number of Company Shares, the aggregate equivalent number of Company Shares deemed issuable upon the full exercise of Unassumed Parent Options and any other shares of capital stock of the Company, in each case, that are outstanding as of immediately prior to the Effective Time and calculated on an as converted to Company Common Shares basis plus (b) the aggregate equivalent number of Company Shares deemed issuable upon the full exercise of Applicable Parent Options that are Vested Parent Options and that are outstanding as of immediately prior to the Effective Time (including all Applicable Parent Options to be accelerated in accordance with Section 2.4(a)), in each case, as set forth on the Allocation Schedule plus (c) the aggregate number of EIP Shares.

“GAAP” means United States generally accepted accounting principles.

“GCP” has the meaning set forth in Section 3.27(e).

“GLP” has the meaning set forth in Section 3.27(e).

“Goodwin” has the meaning set forth in Section 8.19(a).

“Governing Document Proposal” has the meaning set forth in Section 5.8(a).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and bylaws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Government Closure” has the meaning set forth in Section 5.2(a).

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any mediation or arbitral tribunal (public or private).

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“Healthcare Laws” means all applicable federal, state, or local health care laws, each as amended, relating to the regulation of the Company, including but not limited to: the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 201 et seq.), the Controlled Substances Act, 21 U.S.C.A. § 801, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the criminal false statements law, 42 U.S.C. § 1320a-7b(a); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Exclusions Law, 42 U.S.C. § 1320a 7; the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152); the Health Insurance Portability and Accountability Act, 42 U.S.C. §§ 1320d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq. and their implementing regulations (collectively, “HIPAA”); all similar federal, state or local laws that address the subject matter of the foregoing; all laws regarding the research, development, preclinical and clinical testing, manufacturing, storage, supply, approval, sale, marketing, distribution and importation or exportation of drug and biological products; and all applicable implementing regulations, rules, ordinances and Orders related to any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“In-bound License” has the meaning set forth in Section 3.13(d).

“IND Application” means any investigational new drug application, investigational medicinal product dossier, clinical trial authorization, or equivalent filing submitted to the FDA, the EMA, or any comparable Governmental Entity, together with all amendments and supplements thereto.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (f) any of the obligations of any other Person of the type referred to in clauses (a) through (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Independent Designee” has the meaning set forth in Section 5.16(b).

“Initial Company Designee” has the meaning set forth in Section 5.16(c).

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, whether registered, unregistered, registrable, or unregistrable, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, renewals, substitutes, supplementary protection certificates, extensions (including patent term extensions) of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how, data, and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or similar proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Investor Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law, and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“Lookback Date” means January 1, 2024.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub II” has the meaning set forth in the recitals to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.8(a).

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Officers” has the meaning set forth in Section 5.16(a).

“Option Exchange Ratio” means the “Option Exchange Ratio” as set forth on the Allocation Schedule.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $200,000 per license or an ongoing license fee of less than $100,000 per year.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Company Designees” has the meaning set forth in Section 5.16(c).

“Other SPAC Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Shares entitled to vote thereon, whether in person or by proxy at the SPAC Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SPAC and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Out-bound License” has the meaning set forth in Section 3.13(d).

“Outbound Investment Security Program” has the meaning set forth in Section 3.23.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Board” has the meaning set forth in the recitals to this Agreement.

“Parent Business Employees” means those employees of Parent who primarily provide services to, or whose roles primarily relate to, the Business.

“Parent Classification Election” has the meaning set forth in Section 5.5(e).

“Parent Common Shares” means the senior common shares of Parent.

“Parent Equity Plan” means the Corxel Pharmaceuticals Limited Second Amended and Restated 2020 Equity Incentive Plan (as amended from time to time).

“Parent Option” means each option to purchase Parent Common Shares, whether granted pursuant to the Parent Equity Plan or otherwise.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, declarations of conformity, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Alternative Agreement” means a definitive agreement that provides for the consummation of a Company Acquisition Proposal that constitutes a Superior Offer.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company and do not prohibit or materially interfere with any of the Company’s use or occupancy of such real property, and (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity or Governmental Entity.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Potential SPAC Designee” has the meaning set forth in Section 5.16(c).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing SPAC Holders” means the holders of SPAC Shares at any time prior to the Effective Time, together with their successors and assigns.

“Pre-Funded Warrant” means a warrant to purchase SPAC Shares, in substantially the form attached hereto as Exhibit J.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.21(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Company, excluding HIPAA.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit, investigation, mediation or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Q2 2026 Financial Statements” has the meaning set forth in Section 3.4(b).

“Qualifying Electing Fund” has the meaning set forth in Section 5.5(b).

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which the Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of SPAC.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to the Company.

“Reorganization” means the series of transactions, transfers, assignments and other actions taken, commencing on or around January 23, 2026, in connection with the consummation or performance of the Contracts set forth on Section 1.1(a) of the Company Disclosure Schedules, whether completed or to be completed, pursuant to which Corxel HK transferred, assigned and delivered (or caused or otherwise agreed to cause to be transferred, assigned, and delivered) to the Company all assets, properties, employees, Contracts, Permits, Intellectual Property Rights, books and records, data and other rights primarily related to the Business or otherwise necessary or useful for the Company to operate the Business, including (a) the assets and rights related to the CX11 program, the JX09 program, the CX12 program and the CX15 program, (b) the employees exclusively engaged in the Business, (c) all Contracts and arrangements necessary for the ongoing conduct of the Business, (d) all Permits and regulatory approvals required or necessary for the operation of the Business, (e) all Intellectual Property Rights used in or related to the Business, and (f) all books, records, and data primarily relating to the foregoing.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Financial Statements” means, collectively, (a) the Fiscal Year 2025 Financial Statements, (b) the Q2 2026 Financial Statements and (c) each of the other financial statements of the Company required, as a result of the passage of time or otherwise, to be included in the Registration Statement / Proxy Statement or any other filings to be made by SPAC or the Company with the SEC in connection with the transactions contemplated by this Agreement.

“Required Governing Document Proposal” means the Governing Document Proposal solely to the extent related to the amendments to the Governing Documents of SPAC set forth on Annex B attached hereto.

“Required SPAC Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Shares entitled to vote thereon, whether in person or by proxy at the SPAC Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SPAC and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Required Governing Document Proposal.

“Requisite Holders” has the meaning set forth in the recitals to this Agreement.

“Restricted Business Asset” has the meaning set forth in Section 5.19(c).

“Rollover Option” has the meaning set forth in Section 2.4.

“Sanctioned Countries” has the meaning set forth in Section 3.22(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SPAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, ﬂowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC” has the meaning set forth in the introductory paragraph to this Agreement.

“SPAC Acquisition Proposal” means (a) any transaction or series of related transactions under which SPAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s), (iii) acquires all or a majority of the equity interests of any other Person(s) or (iv) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in SPAC or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SPAC Acquisition Proposal.

“SPAC Board” has the meaning set forth in the recitals to this Agreement.

“SPAC Board Recommendation” has the meaning set forth in Section 5.8(a).

“SPAC Bylaws” has the meaning set forth in Section 2.1(a).

“SPAC Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“SPAC Class A Shares” means the Class A ordinary shares of US$0.0001 par value per share of SPAC.

“SPAC Class B Shares” means the Class B ordinary shares of US$0.0001 par value per share of SPAC.

“SPAC D&O Persons” has the meaning set forth in Section 5.14(a).

“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement.

“SPAC Employee Stock Purchase Plan” has the meaning set forth in Section 5.18(b).

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by a SPAC Party, whether or not due, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any SPAC Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any SPAC Party pursuant to this Agreement or any Ancillary Document (including fifty percent (50%) of (i) the HSR Act filing fee for the Merger, (ii) the aggregate fees paid to the SEC in connection with filing the Registration Statement and any amendments and supplements thereto, with the SEC, (iii) the aggregate fees and expenses in connection with the printing, mailing and distribution of the Registration Statement / Proxy Statement and any amendments and supplements thereto, (iv) Transfer Taxes in accordance with Section 5.5(d)) and (v) fifty percent (50%) of all fees and expenses incurred in connection with obtaining Nasdaq’s approval of the initial listing application, satisfying all applicable initial and continuing listing requirements of Nasdaq (including any amounts paid to consultants, advisors and other agents in connection therewith), and the approval for listing of the SPAC Shares to be issued in connection with this Agreement (including the Merger and the PIPE Financing). Notwithstanding the foregoing or anything to the contrary herein, SPAC Expenses shall not include any Company Expenses.

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Sections 4.6(a) and 4.6(b) (Capitalization of the SPAC Parties).

“SPAC Incentive Equity Plan” has the meaning set forth in Section 5.18.

“SPAC Indemnity Agreement” has the meaning set forth in Section 5.14(a).

“SPAC Intervening Event” means any material event that, individually or in the aggregate, (a) was not known or reasonably foreseeable to the SPAC or any member of the SPAC Board as of the date hereof and that becomes known to the SPAC or any member of the SPAC Board after the date hereof and prior to the receipt of approval of the SPAC Shareholder Approval and (b) that does not relate to (i) a SPAC Acquisition Proposal, (ii) any change in the market price or trading volume of SPAC’s securities or (iii) any event that is excluded in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur. Notwithstanding the foregoing, the amount of redemptions from the Trust Account pursuant to the SPAC Shareholder Redemption shall not be deemed to be a SPAC Intervening Event.

“SPAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the SPAC, or (b) the ability of the SPAC to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the SPAC operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the SPAC with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) any SPAC Shareholder Redemption, in and of itself and (viii) any change, event, effect or occurrence that is generally applicable to special purpose acquisition companies, except to the extent that any such change, event, effect or occurrence has or would reasonably be expected to have a disproportionate adverse effect on SPAC, relative to other similarly situated special purpose acquisition companies operating in the industries in which the SPAC operates; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) may be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the SPAC relative to other participants operating in the industries or markets in which SPAC operates.

“SPAC Non-Party Affiliates” means, collectively, each SPAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SPAC Related Party (other than, for the avoidance of doubt, any SPAC Party).

“SPAC Parties” means, collectively, SPAC and Merger Sub (and each, individually, a “SPAC Party”).

“SPAC Preference Shares” means the preference shares of US$0.0001 par value per share of SPAC.

“SPAC Related Party” has the meaning set forth in Section 4.9.

“SPAC Related Party Transactions” has the meaning set forth in Section 4.9.

“SPAC SEC Reports” has the meaning set forth in Section 4.7.

“SPAC Share Value” means the amount for which each SPAC Class A Share is redeemed pursuant to the SPAC Shareholder Redemption.

“SPAC Shareholder” means a holder of SPAC Shares.

“SPAC Shareholder Approval” means, collectively, the Required SPAC Shareholder Approval and the Other SPAC Shareholder Approval.

“SPAC Shareholder Redemption” means the redemption by SPAC of SPAC Class A Shares pursuant to the exercise of the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of SPAC.

“SPAC Shareholders Meeting” has the meaning set forth in Section 5.8(a).

“SPAC Shares” means (a) prior to the consummation of the Domestication, collectively, the SPAC Class A Shares, SPAC Class B Shares and SPAC Preference Shares and (b) from and after the consummation of the Domestication, shares of common stock, par value $0.0001 per share, of SPAC. Any reference to the SPAC Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“SPAC Termination Fees” has the meaning set forth in Section 7.3(a).

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of Equity Securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Offer” means an unsolicited bona fide written Company Acquisition Proposal (with all references to “20%” in the definition of Company Acquisition Proposal being deemed to be references to “50%”) that is on terms and conditions that the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and the Company’s outside legal counsel, and taking into account the terms and conditions of the Company Acquisition Proposal (including the identity of the Person making the Company Acquisition Proposal; the expected timing and likelihood of consummation on the terms proposed and if such Company Acquisition Proposal is for a cash transaction (whether in whole or in part), whether such cash consideration is then fully committed and reasonably determined by the Company Board to be available; any governmental or other approval requirements (including divestitures and entry into other commitments and limitations); conditions to consummation; availability of necessary financing, approval requirements; and all other financial, regulatory and legal aspects of such Company Acquisition Proposal) would result in a transaction that, if consummated, is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement.

“Superior Offer Payment” means one percent (1%) of the aggregate upfront consideration payable to the Company or the holders of the Company’s Equity Securities on the closing of such transaction pursuant to the terms of the Permitted Alternative Agreement; provided, however, that if the Permitted Alternative Agreement does not expressly provide for the upfront consideration payable to such holders on the closing date of such transaction, then “Superior Offer Payment” shall mean one percent (1%) of the implied equity value of the Company as of the execution date of such Permitted Alternative Agreement, calculated prior to and excluding any pre-closing financing of such transaction, as provided in such Permitted Alternative Agreement.

“Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(b)(i).

“Surviving Company Share” has the meaning set forth in Section 2.1(b)(vi).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, imputed underpayment, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(c).

“Transaction Proposals” has the meaning set forth in Section 5.8(a).

“Transfer Taxes” has the meaning set forth in Section 5.5(d).

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unassumed Parent Options” means all Parent Options other than the Applicable Parent Options.

“Underwriting Agreement” has the meaning set forth in Section 5.22(a).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Expenses” means, without duplication, (i) the SPAC Expenses that are unpaid as of immediately prior to the Closing, (ii) any amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions, (iii) the amount of any outstanding Indebtedness for borrowed money incurred by SPAC or its Subsidiaries from and after the date of this Agreement that is outstanding as of immediately prior to the Closing, and (iv) any other unpaid amount of fees disclosed in Section 4.14 of SPAC Disclosure Schedules.

“Unvested Parent Option” means each Parent Option outstanding as of immediately prior to the Effective Time that is not a Vested Parent Option.

“Vested Parent Option” means each Parent Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“WARN” means the U.S. Worker Adjustment and Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2

MERGER

2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Redemptions; Domestication. Prior to the Domestication, Sponsor shall cause the Class B Share Conversion to occur. At least one (1) Business Day prior to the Closing Date, SPAC shall cause the Domestication, pursuant to a plan of domestication, to occur in accordance with Section 388 of the DGCL and Part 12 of the Companies Act (Revised) of the Cayman Islands, including by filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SPAC and the Company, together with the SPAC Certificate of Incorporation and completing and making all filings required to be made with the Registrar of Companies of the Cayman Islands to effect the Domestication. The SPAC Shareholder Redemptions shall occur immediately prior to the consummation of the Domestication. In connection with (and as part of) the Domestication, SPAC shall cause (i) each SPAC Class A Share and SPAC Class B Share and SPAC Preference Share that is issued and outstanding immediately prior to the Domestication (for the avoidance of doubt, after effecting the SPAC Shareholder Redemptions) to be converted into one share of common stock, par value $0.0001 per share, of SPAC, (ii) the Governing Documents of SPAC to become the certificate of incorporation, substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by SPAC and the Company, the “SPAC Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by SPAC and the Company, the “SPAC Bylaws”) and (iii) SPAC’s name to be changed to a mutually agreed upon name between SPAC, on the one hand, and Company and Parent, on the other hand. SPAC and its Representatives shall first seek the Company’s consent prior to entering into or finalizing any applicable documents or filing any certificates or filings in connection with the Domestication. Following the consummation of the Domestication and prior to the Closing, the board of directors of SPAC will resolve to ratify and approve such matters as may be required to effect the transactions contemplated by this Agreement and any such other matters as the Company and SPAC may mutually agree.

(b) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company at the Effective Time. Following the Effective Time, and as a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger as a wholly-owned subsidiary of SPAC (the “Surviving Company”).

(ii) At the Closing, the Parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, in a form reasonably satisfactory to the Company and SPAC (the “Certificate of Merger”), to be executed and filed in accordance with the relevant provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by SPAC and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company to be performed after the Effective Time.

(iv) At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, the directors and officers of the Surviving Company shall be the individuals set forth on Annex C, as such annex may be updated by the Company by written notice to SPAC prior to the Closing, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares canceled and extinguished pursuant to Section 2.1(b)(ix)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of SPAC Shares equal to the Exchange Ratio as set forth on the Allocation Schedule; provided, that, at the election of Parent (as reflected on the Allocation Schedule), all or a portion of such SPAC Shares shall instead be issued in the form of Pre-Funded Warrants to purchase an equal number of SPAC Shares, and the SPAC Shares underlying such Pre-Funded Warrants shall count toward the Aggregate Transaction Share Consideration on a one-for-one basis.

(viii) From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(ix) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(x) Notwithstanding anything to the contrary contained herein, no fraction of a SPAC Share will be issued by SPAC by virtue of this Agreement, and the Number of SPAC Shares issuable to such Person who would otherwise be entitled to a fraction of a SPAC Share shall instead be rounded down to the nearest whole share.

(xi) If, between the date of this Agreement and the Closing, the outstanding SPAC Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of SPAC Shares will be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.1(b)(xi) shall not (A) be construed to permit SPAC, Merger Sub or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement or (B) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.

(xii) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and DLLCA, on the Closing Date and immediately after the Merger, the Surviving Company shall merge with and into Merger Sub II. Following the Second Merger, the separate existence of the Surviving Company shall cease and Merger Sub II shall continue as the surviving company of the Second Merger as a wholly-owned subsidiary of SPAC. The other provisions of this Agreement pertaining to the Merger and the Surviving Company shall also apply with respect to the Second Merger and Merger Sub II, mutatis mutandis.

(xiii) All SPAC Shares and Pre-Funded Warrants issued pursuant to this Agreement (and all SPAC Shares issued upon exercise of Pre-Funded Warrants) shall, to the extent required by applicable securities Law, bear a legend prominently stamped or printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent with respect to book-entry shares; provided, that SPAC shall cause the removal of any such restrictive legends from the SPAC Shares issued in the Distribution to the extent permitted by applicable securities Laws, in each case reading substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the Merger (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the second (2nd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date upon which the Closing actually occurs is referred to herein as the “Closing Date”) or at such other place, date and/or time as SPAC and the Company may agree in writing.

2.3 Allocation Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to SPAC an allocation schedule (the “Allocation Schedule”), certified by the Chief Executive Officer or the Chief Financial Officer of the Company (in such capacity), setting forth (i) the name and address of record, if known, of each Company Stockholder and the number of Company Shares held by such Company Stockholder and the portion of the consideration in respect thereof to be issued as SPAC Shares and the portion to be issued as Pre-Funded Warrants (if any), as elected by Parent, (ii) the name of record of each holder of Unassumed Parent Options and the exercise price and the number of Parent Common Shares and equivalent Company Common Shares deemed subject to each such Unassumed Parent Option, (iii) the name of record of each holder of Applicable Parent Options and the exercise price, the number of Parent Common Shares subject to each such Applicable Parent Option (including, in the case of Applicable Parent Options that are Unvested Parent Options, the vesting schedule, vesting commencement date and date on which fully vested) and the number of equivalent Company Common Shares deemed subject to each such Applicable Parent Option, (iv) the number of Fully-Diluted Shares, the Exchange Ratio and the Option Exchange Ratio, and (v) (A) the number of SPAC Shares, and if applicable, the number of SPAC Shares issuable upon the exercise of Pre-Funded Warrants, collectively comprising the Aggregate Transaction Share Consideration, (B) the number of Rollover Options issuable to holders of Applicable Parent Options and the adjusted exercise price thereof calculated in accordance with Section 2.4(a) and (C) the number of Converted Unassumed Option Shares and Converted EIP Shares issuable to Parent in accordance with Section 2.4(b). The Company will consider in good faith any reasonable comments provided by SPAC or any of its Representatives at least two (2) Business Days prior to the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, in no event shall the aggregate number of SPAC Shares (including SPAC Shares underlying Pre-Funded Warrants) set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company or Parent (including the Converted Unassumed Option Shares and the Converted EIP Shares) exceed the Aggregate Transaction Share Consideration.

2.4 Treatment of Parent Options.

(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person, each Parent Option set forth on Schedule 2.4 that is outstanding as of immediately prior to the Effective Time (the “Applicable Parent Options”) (whether a Vested Parent Option or an Unvested Parent Option) shall cease to represent the right to purchase Parent Common Shares and shall be canceled in exchange for options to purchase SPAC Shares under the SPAC Incentive Equity Plan (each, a “Rollover Option”) in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Parent Common Shares subject to such Applicable Parent Option immediately prior to the Effective Time, multiplied by (y) the Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Applicable Parent Option immediately prior to the Effective Time, divided by (ii) the Option Exchange Ratio; provided, however, that such conversion shall occur in a manner intended to comply with (A) the requirements of Section 409A of the Code and (B) in the case of any Rollover Option that is an incentive stock option, the requirements of Section 424 of the Code. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Applicable Parent Option immediately prior to the Effective Time, except for (i) as provided above in this Section 2.4, or (ii) terms (A) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) or (B) to the extent they conflict with the SPAC Incentive Equity Plan and (iii) such other immaterial administrative or ministerial changes as the SPAC Board (or the compensation committee of the SPAC Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Notwithstanding anything to the contrary in this Agreement, at any time prior to the Effective Time, Parent may accelerate the vesting, in whole or in part, of any Applicable Parent Option held by a service provider (including any consultant) set forth on Schedule 2.4(a), and any Applicable Parent Option so accelerated shall be treated as a Vested Parent Option for all purposes of this Agreement (including for purposes of the definition of Fully-Diluted Shares and the Allocation Schedule), with the corresponding Rollover Option being fully vested as of the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, (i) each Unassumed Parent Option shall represent the right to receive a number of SPAC Shares (or the cash equivalent thereof) in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Parent Common Shares subject to such Unassumed Parent Option (whether vested or unvested) immediately prior to the Effective Time, multiplied by (y) the Option Exchange Ratio (collectively, the “Converted Unassumed Option Shares”), and (ii) each EIP Share shall be automatically canceled and extinguished and converted into the right to receive a number of SPAC Shares equal to the Exchange Ratio as set forth on the Allocation Schedule (collectively, the “Converted EIP Shares”). At or promptly following the Effective Time, SPAC shall issue, or cause to be issued, to Parent (or its designee) evidence of the Converted Unassumed Option Shares and the Converted EIP Shares in book-entry form, and the Converted Unassumed Option Shares and the Converted EIP Shares shall bear the legend set forth in Section 2.1(b)(xiii).

(c) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Parent Equity Plan and the underlying grant, award or similar agreement with respect to each Parent Option and otherwise, to give effect to the provisions of this Section 2.4.

2.5 Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, SPAC shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement (the “Exchange Agent Agreement”) with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Aggregate Transaction Share Consideration (including, to the extent elected pursuant to Section 2.1(b)(vii), Pre-Funded Warrants) issuable in respect of such Company Shares pursuant to Section 2.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that the Exchange Agent is unable or unwilling to serve as the Exchange Agent, then SPAC and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), SPAC shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent. The Company shall reasonably cooperate with SPAC and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement and the covenants and agreements set forth in this Section 2.5 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable in connection with any of the foregoing or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) At the Effective Time, SPAC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of SPAC Shares in book-entry form (and, to the extent elected pursuant to Section 2.1(b)(vii), Pre-Funded Warrants) representing the Aggregate Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii), in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Aggregate Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.”

(c) No interest will be paid or accrued on the Aggregate Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Company Shares canceled and extinguished pursuant to Section 2.1(b)(ix)) shall solely represent the right to receive a portion of the Aggregate Transaction Share Consideration (in SPAC Shares or, to the extent elected pursuant to Section 2.1(b)(vii), Pre-Funded Warrants) to which such Company Share is entitled to receive pursuant to Section 2.1(b)(vii).

(d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(e) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to SPAC or as otherwise instructed by SPAC, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Aggregate Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to SPAC for the issuance of the applicable portion of the Aggregate Transaction Share Consideration, without any interest thereon. None of SPAC, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Aggregate Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of SPAC free and clear of any claims or interest of any Person previously entitled thereto.

2.6 Withholding. SPAC, the Company and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Article 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, Parent and the Company hereby, jointly and severally, represent and warrant to SPAC and Merger Sub, in each case, as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

3.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents.

(c) The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100 Company Common Shares, of which 100 shares are issued and outstanding as of the date of this Agreement. Section 3.2(a)(i) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, including the identity of the Persons that are the record and beneficial owners thereof. Section 3.2(a)(ii) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of all Parent Options outstanding as of the date of this Agreement, including (i) whether such Parent Option is an Unassumed Parent Option or an Applicable Parent Option, (ii) the date of grant, (iii) any applicable exercise (or similar) price, (iv) the expiration date and (v) any applicable vesting schedule (including acceleration provisions). The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in all material respects in compliance with applicable Law, including Securities Laws. The Parent Options have been offered, sold and issued in compliance in all material respects with the terms of the Parent Equity Plan and applicable Law, including Securities Laws. Except as set forth on Section 3.2(a)(i) of the Company Disclosure Schedule, the Company has no other Equity Securities, including any outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). There are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) The Company does not have any Subsidiaries and does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and the Company is not a partner or member of any partnership, limited liability company or joint venture.

(d) Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(e) There are no debt instruments outstanding convertible into or otherwise entitling the holder thereof to any of the Company’s Equity Securities as of the date of this Agreement.

3.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or is contemplated to be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Company Board, the Company Board has (i) determined that the entry into this Agreement and the other Ancillary Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interest of, the Company and Parent, as the sole stockholder of the Company, (ii) approved the execution and delivery of this Agreement, such other Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that Parent, as the sole stockholder of the Company, adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SPAC a true and complete copy of the unaudited balance sheet of the Company as of December 31, 2025 and the related unaudited statements of operations and comprehensive loss, and stockholders’ deficit and cash ﬂows of the Company for the periods then ended, which are attached as Section 3.4(a) of the Company Disclosure Schedules (the “Fiscal Year 2025 Financial Statements”). The Fiscal Year 2025 Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) fairly present, in all material respects, the financial position, results of operations and cash ﬂows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, subject to normal year end audit adjustments (none of which is expected to be material) and the absence of footnotes, (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) and (iv) were prepared from and accurately reflect the books and records of the Company.

(b) The unaudited balance sheet of the Company as of June 30, 2026 (the “Latest Balance Sheet”) and the related unaudited statements of operations and comprehensive loss, and stockholders’ deficit and cash ﬂows of the Company for the six (6)-month period then ended (the “Q2 2026 Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash ﬂows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) will comply, in all material respects, with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable), and (iv) will be prepared from and accurately reflect the books and records of the Company.

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d) The Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance (i) that all transactions are executed in accordance with management’s authorization, (ii) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete and reﬂect the revenues, expenses, assets and liabilities of the Company in all material respects.

(e) Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the Lookback Date, neither the Company nor Parent has received any written complaint, allegation, assertion or claim that there is (i) ”significant deficiency” in the internal controls over financial reporting of the Company or Parent, (ii) a “material weakness” in the internal controls over financial reporting of the Company or Parent or (iii) fraud, whether or not material, that involves management or other employees of the Company or Parent who have a significant role in the internal controls over financial reporting of the Company or Parent.

3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act and any other applicable Antitrust and Foreign Investment Laws, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which the Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

3.6 Permits. The Company has all material Permits (the “Material Permits”) required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Each Material Permit is in full force and effect in accordance with its terms and no written notice of suspension, limitation, revocation, cancellation, modification or termination of any Material Permit has been received by the Company.

3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company is a party as of the date of this Agreement, excluding any Employee Benefit Plan (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness for borrowed money of the Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company;

(ii) any Contract under which the Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iii) any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv) (A) any joint venture or partnership Contract, (B) any profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company in excess of $1,000,000 over the life of the Contract and (C) any Contract with respect to material Company Licensed Intellectual Property (other than Off-the-Shelf Software);

(v) any (A) In-bound License or (B) any Out-bound License;

(vi) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of SPAC or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to materially restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $250,000 annually or (B) $1,000,000 over the life of the agreement;

(viii) any Contract requiring the Company to guarantee the Liabilities of any Person or pursuant to which any Person has guaranteed the Liabilities of the Company, in each case in excess of $250,000;

(ix) any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(x) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xi) any Contract with any Person (A) pursuant to which the Company (or SPAC or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xii) any Contract (A) governing the terms of employment or services with any current employee or other natural service provider (1) providing for annual base compensation in excess of $250,000 or (2) that is not terminable at will, without advance notice, or without severance or other termination pay (other than as required by applicable Laws) or (B) providing for any success, change of control, retention, transaction bonus or other similar payment or amount to any such Person solely as a result of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby;

(xiii) any collective bargaining agreement or other Contract with any labor organization, labor union, works council, employee delegate, representative or other employee collective group;

(xiv) any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person, or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any non-monetary obligations on the Company (or SPAC or any of its Affiliates after the Closing); and

(xvi) any other Contract the performance of which requires either (A) annual payments to or from the Company in excess of $250,000 or (B) aggregate payments to or from the Company in excess of $1,000,000 over the life of the agreement and, in each case, that is not terminable by the Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the Company and the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the Company and the counterparties thereto, (ii) the Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to SPAC true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

3.8 Absence of Changes. During the period beginning on December 31, 2025 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course and (ii) the Company has not taken any action that would require the consent of SPAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(iv)(A), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiv) or Section 5.1(b)(xv).

3.9 Litigation. There is (and since the Lookback Date there has been) no Proceeding pending or, to the knowledge of the Company, threatened against the Company or Parent (with respect to the Business) that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Company. Neither the Company, Parent (with respect to the Business) nor any of their respective properties or assets is, or since the Lookback Date has been, subject to any material Order. As of the date hereof, there are no material Proceedings by the Company pending against any other Person.

3.10 Compliance with Applicable Law. The Company and Parent (with respect to the Business) (a) conduct (and since the Lookback Date have conducted) their business in accordance with all Laws and Orders applicable to the Company and are not in violation of any such Law or Order and (b) have not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that the Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) other than (i) employment agreements and offer letters establishing at-will employment or otherwise not obligating the Company to make any payments or provide any benefits upon termination of employment, other than as may be required by applicable Law, in which case only the forms of agreements are listed, or (ii) individual consulting or independent contractor agreements with natural persons that are terminable at-will or upon fewer than thirty (30) days’ notice, in each case without any severance, termination or similar liability to the Company, other than as may be required by applicable Law. With respect to each material Employee Benefit Plan, the Company has provided SPAC with true and complete copies of the documents pursuant to which the plan is maintained, funded and administered.

(b) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any Liability or obligation with respect to (whether contingent or otherwise): (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) a funded welfare benefit plan within the meaning of Section 419 of the Code. Neither the Company nor any ERISA Affiliate provides or has any obligation to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law. The Company does not have any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service with respect to such qualification, and to the Company’s knowledge there are no circumstances that could reasonably be expected to result in the loss of such qualification or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualification. The Company has not incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) Each Employee Benefit Plan is and has been established, operated, and administered in all material respects in accordance with applicable Law and with its terms.

(e) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made or accrued, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, officer, employee, or individual independent contractor of the Company, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, officer, employee, or individual independent contractor of the Company or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, officer, employee, or individual independent contractor of the Company.

(g) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(h) The Company does not have any obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(i) The per share exercise price of each Parent Option is no less than the fair market value of a share of Parent Common Shares on the date of grant of such Parent Option determined in a manner consistent with Section 409A of the Code. Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(j) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Company with respect to plans or arrangements maintained or sponsored by a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued. The Company has not ever been a participating employer of a defined benefit or final salary pension scheme in the United Kingdom, including without limitation, party to any guarantee, indemnity, arrangement or agreement of any kind relating to the funding of any defined benefit scheme or which could give rise to any payment or contribution liability or any other liability of any kind to or in relation to any defined benefit or final salary pension scheme.

3.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) The Company has not received any written communication or other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is (and since the Lookback Date there has been) no Proceeding pending or threatened in writing against the Company or Parent (with respect to the Business) pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

(d) The Company has made available to SPAC copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in the Company’s possession or control relating to the current or former operations, properties or facilities of the Company.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Registered Intellectual Property and (iii) material unregistered Marks and Copyrights owned by the Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property and Registered Intellectual Property comprising the Company Licensed Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any Company Registered Intellectual Property and, to the knowledge of the Company and Parent, any material Company Licensed Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property and Company Licensed Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Company or its licensor for any Intellectual Property Rights has been canceled, abandoned, allowed to lapse or not renewed, except where the Company or its licensor has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Company Registered Intellectual Property or any Company Licensed Registered Intellectual Property and, to the knowledge of the Company and Parent, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) The Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). The Company has valid and enforceable rights under all Company Licensed Intellectual Property free and clear of all Liens (other than Permitted Liens). For all Patents exclusively owned by the Company, each inventor on the Patent has assigned their rights to the Company. For all Patents licensed to the Company, to the knowledge of the Company and Parent, each inventor on the Patent has assigned their rights to the licensor of the Company. The Company and its Affiliates have not (i) transferred ownership of any Company Owned Intellectual Property to any other Person, (ii) transferred any In-bound License to any Company Licensed Intellectual Property to any other Person, (iii) granted any exclusive license with respect to any material Company Owned Intellectual Property or material Company Licensed Intellectual Property to any other Person or (iv) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis.

(d) Section 3.13(d) of the Company Disclosure Schedules sets forth a list of all current Contracts pursuant to which the Company (i) is granted a license, covenant not to sue, assert, or enforce, option, right of purchase or first or last refusal, or other right in or to any material Company Licensed Intellectual Property (each, an “In-bound License”) or (ii) grants to any third party a license, covenant not to sue, assert, or enforce, option, right of purchase or first or last refusal, or other right in or to or under any material Company Owned Intellectual Property or Company Licensed Intellectual Property (each, an “Out-bound License”), provided that, (x) In-bound Licenses shall not include (and Section 3.13(d)(i) of the Company Disclosure Schedule may exclude) (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) non-disclosure agreements and (D) Contracts under which a non-exclusive license is granted to the Company that is incidental to the receipt of services or deliverables and (y) Out-bound Licenses shall not include (and Section 3.13(d)(ii) of the Company Disclosure Schedule may exclude) Contracts under which a non-exclusive license is granted by the Company that is incidental to the receipt of services or deliverables.

(e) The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the material Intellectual Property Rights used or held for use by the Company in the operation of the Business. The Company Registered Intellectual Property and, to the knowledge of the Company and Parent, the Company Licensed Registered Intellectual Property are valid, subsisting and enforceable, and all of the Company’s rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and, to the knowledge of the Company and Parent, the Company Licensed Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(f) The Company Registered Intellectual Property and, to the knowledge of the Company and Parent, the Registered Intellectual Property comprising the Company Licensed Registered Intellectual Property are valid, subsisting and enforceable. All of the Company’s rights in and to the Company Owned Intellectual Property and the Company Licensed Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). No Proceeding is pending or threatened in writing against the Company or any of its Affiliates, that challenges the validity, enforceability or ownership of, or the Company’s right to use, sell, exploit, license or sublicense, any Company Owned Intellectual Property or to the knowledge of the Company and Parent, any Company Licensed Intellectual Property.

(g) All current and former founders, employees, consultants, independent contractors and service providers (including those engaged via a third party such as an employer of record) who created any material Intellectual Property Rights in the course of their work or services for the Company or any of its Affiliates (each, a “Contributor”) have executed a valid written agreement that assigned to the Company or its Affiliates the Contributor’s right, title and interest in such Intellectual Property Rights, and all such Intellectual Property Rights constitute Company Owned Intellectual Property. No Contributors have claimed any ownership interest in any Company Owned Intellectual Property.

(h) The Company and Parent (with respect to the Business) and, to the knowledge of the Company and Parent, the Affiliates of the Company (with respect to the Business) have taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by the Company. Without limiting the foregoing, the Company and Parent (with respect to the Business) and, to the knowledge of the Company and Parent, the Affiliates of the Company (with respect to the Business) have not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the knowledge of the Company and Parent, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of the Company or Parent (with respect to the Business) or, to the knowledge of the Company and Parent, the Affiliates of the Company (with respect to the Business), or of any written obligations with respect to such.

(i) No Governmental Entity, university, college or other educational institution, multi-national, bi-national or international organization, or research center has any ownership interest in or license to, or has the right to obtain any ownership interest in or license to (including no assignment, grant-back, license, march-in or other rights to), any Company Owned Intellectual Property.

(j) None of the Company Owned Intellectual Property and, to the knowledge of the Company and Parent, none of the Company Licensed Intellectual Property is subject to any outstanding Order that (i) restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned Intellectual Property and any such Company Licensed Intellectual Property, (ii) restricts the conduct of Business to accommodate a third party’s Intellectual Property Rights, or (iii) grants any third party any ownership or exclusive rights with respect to any such Company Owned Intellectual Property or any Company Licensed Intellectual Property.

(k) To the knowledge of the Company, the conduct of the Business does not infringe, constitute or result from an unauthorized use or misappropriation of or otherwise violate any Intellectual Property Rights of any other Person.

(l) Since the Lookback Date, there is no Proceeding pending nor has the Company or Parent (with respect to the Business) or, to the knowledge of the Company and Parent, the Affiliates of the Company (with respect to the Business) received any written communications (i) alleging that the Company or Parent (with respect to the Business) or, to the knowledge of the Company and Parent, the Affiliates of the Company (with respect to the Business) has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or, to the knowledge of the Company and Parent, of any Company Licensed Intellectual Property, or (iii) inviting the Company or Parent (with respect to the Business) or, to the knowledge of the Company and Parent, the Affiliates of the Company (with respect to the Business) to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or to the conduct of the Business.

(m)   To the knowledge of the Company and Parent, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property or any Company Licensed Intellectual Property in any material respect. Since the Lookback Date, neither the Company nor Parent (with respect to the Business) nor, to the knowledge of the Company and Parent, the Affiliates of the Company (with respect to the Business) has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property or any Company Licensed Intellectual Property in any material respect.

(n) The consummation of the transactions contemplated in this Agreement will not, under any of the terms, conditions, or provisions of any Material Contract, result in the creation of any Lien (other than a Permitted Lien) upon or give rise to any obligation on the Company or Parent (with respect to the Business) or, to the knowledge of the Company or Parent, the Affiliates of the Company (with respect to the Business) to obtain any third party Consent or provide any notice to any Person with respect to any Company Owned Intellectual Property or any Company Licensed Intellectual Property or any other Intellectual Property Rights used in the Business.

(o) To the knowledge of the Company and Parent, the Company either owns, or has valid licenses or rights to use, all Intellectual Property Rights required and Regulatory Permits to carry on the Business as currently conducted. No Affiliate of the Company holds any right, title or interest in or to any Intellectual Property Rights or Regulatory Permits that is necessary for the Exploitation of any Company Product or the conduct of the Business.

(p) To the knowledge of the Company and Parent, the Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by the Company and/or its employees in connection with the Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has not disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by the Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company subject to confidentiality obligations with respect thereto.

3.14 Labor Matters.

(a) The Company and Parent (with respect to the Parent Business Employees) are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, and terms and conditions of employment, including, without limitation, regarding worker classification, prohibited discrimination, equal employment opportunities, fair employment practices, meal and rest periods, work authorization, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work. Since the Lookback Date, (i) the Company and Parent (with respect to the Parent Business Employees) do not have any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and do not have any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company and Parent (with respect to the Parent Business Employees) (other than routine payments to be made in the normal course of business); and (ii) the Company and Parent (with respect to the Parent Business Employees) have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees of the Company and Parent (with respect to the Parent Business Employees), except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Company. Neither the Company nor Parent (with respect to the Parent Business Employees) is, and since the Lookback Date has been, a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or governmental authority with respect to employment practices.

(b) Since the Lookback Date, there has been no “mass layoff” or “plant closing” as defined by WARN or similar action requiring notice under WARN, in each case related to the Company or Parent (with respect to the Parent Business Employees) and there are no such actions currently contemplated, planned, or announced. The Company and Parent (with respect to the Parent Business Employees) have not incurred any material Liability under WARN and will not incur any material Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) Neither the Company nor Parent (with respect to the Parent Business Employees) are or have ever been, a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor is there any duty on the part of the Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since the Lookback Date, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company or Parent (with respect to the Parent Business Employees). To the Company’s knowledge, since the Lookback Date, there have been no labor organizing activities with respect to any employees of the Company or Parent (with respect to the Parent Business Employees).

(d) Since the Lookback Date, no allegations of discrimination, sexual harassment, sexual misconduct or retaliation have been made against any officer, director, employee or contingent worker related to their employment or engagement with the Company or Parent (with respect to the Business), and neither the Company nor Parent (with respect to the Parent Business Employees) has entered into any settlement agreement or conducted any investigation related to any such allegations. To the knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or sexual misconduct against or involving the Company or any of its officer, director, or managerial employees. In each case to the extent required by applicable Law, the Company and Parent (with respect to the Parent Business Employees) have established and distributed to their employees a policy against harassment and a complaint procedure and have required all current employees to undergo anti-harassment training.

(e) Section 3.14(e) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all employees of the Company and Parent (with respect to the Parent Business Employees), including, for each such employee: name; job title; method of compensation (e.g., salary, hourly, or commission); rate of base compensation (e.g., annual base salary (if salaried), hourly rate (if hourly)); classification as exempt or non-exempt under applicable wage and hour Law; annual bonus and/or commission opportunity; date of hire; work location (city, state, country); accrued and unused vacation/paid time off; status (i.e., active or inactive and, if inactive, the type of leave and anticipated end date); and visa or work permit status (and, if applicable, visa type and the date of expiration).

(f) Section 3.14(f) of the Company Disclosure Schedules sets forth a true and complete list of all of the natural persons directly engaged as individual independent contractors and other contingent workers by the Company and Parent (with respect to the Business) as of the date of this Agreement, showing for each such worker: the nature of services provided; the name of the contracting party; initial date of engagement; anticipated end date of engagement; work location (city, state, country); fee or other compensation arrangements; average hours worked per week; and whether the Company or Parent has a written Contract with such worker.

(g) Except as contemplated by this Agreement or as set forth on Section 3.14(g) of the Company Disclosure Schedules: (i) to the knowledge of the Company, no officer, director, or other management-level employee, or group of employees or contingent workers of the Company or Parent (with respect to the Parent Business Employees), has expressed an intention to terminate his, her or their employment or service arrangement with the Company or Parent (with respect to the Parent Business Employees) within the first twelve (12) months following the Closing; and (ii) in the past twelve (12) months, no officer, director, or other management-level employee of the Company or Parent (with respect to the Parent Business Employees) has terminated his or her employment or engagement or had his or her employment or engagement terminated for any reason.

3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to SPAC. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

3.16 Tax Matters.

(a) The Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and the Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) The Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) The Company is not currently the subject of a Tax audit or examination with respect to material Taxes. The Company has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) The Company has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to the Company which agreement or ruling would be effective after the Closing Date.

(f) The Company is not or has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Company other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any material Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) The Company is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) The Company is a tax resident only in its jurisdiction of incorporation.

(m)   The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) The Company has not taken or has not agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent (i) the Domestication or (ii) the Merger and Second Merger (taken together) from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any SPAC Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent (i) the Domestication or (ii) the Merger and Second Merger (taken together) from qualifying for the Intended Tax Treatment.

(o) The representations and warranties set forth in this Section 3.16 are made solely with respect to Tax matters relating to Pre-Closing Tax Periods of the Company and shall not be construed as a representation or warranty with respect to (a) the Tax basis of any asset, property, or equity interest of the Company, (b) the existence, amount, character, or availability of any net operating loss, credit carryforward, or other Tax attribute of the Company (including the effect of the Merger or any prior ownership change on the availability of any such Tax attribute under Section 382, 383, or 384 of the Code or any analogous provision of state, local, or foreign Tax law), or (c) except provided in Section 3.16(n) or Section 5.5(a), the Tax consequences of the Merger or any other transaction to Parent, Merger Sub, or any of their respective Affiliates.

3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

3.18 Real Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by the Company (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to SPAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company party thereto, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Company’s possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge there are no material disputes with respect to any Real Property Lease. Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, as of the date hereof, the Company has not (i) subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment or engagement with (including without limitation benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s or a holder of Equity Securities of the Company or Parent Options and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) is a director or executive officer of, any Person which is a supplier or vendor of the Company or (B) owes any material amount of money to, or is owed any material amount of money by, the Company pursuant to an arms’-length transaction (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

3.20 Title to and Sufficiency of Assets.

(a) The Company has good and valid title to, or a valid leasehold interest in or right to use, all of its tangible assets that are material to the Business as currently conducted, free and clear of all Liens other than (i) Permitted Liens and (ii) Liens set forth on Section 3.20(a) of the Company Disclosure Schedules.

(b) Except as set forth on Section 3.20(b) of the Company Disclosure Schedule, (i) the material assets (including contractual rights and intellectual property) of the Company constitutes all of the material assets, rights and properties that are used or held for use in, or are otherwise necessary for the Exploitation of the Company Products and the operation of the Business as currently conducted and as contemplated to be conducted (other than, for the avoidance of doubt, with respect to any stages of development or commercialization of a Company Product after the stage of development set forth across from such Company Product on Section 3.20(b) of the Company Disclosure Schedule), (ii) the material assets of the Company are sufficient for the Exploitation of the Company Products and the operation of the Business as currently conducted and as contemplated to be conducted (other than, for the avoidance of doubt, with respect to any stages of development or commercialization of a Company Product after the stage of development set forth across from such Company Product on Section 3.20(b) of the Company Disclosure Schedule), and (iii) the Company owns, or has valid licenses or other rights to use, all material assets, rights and properties (including all intellectual property, Regulatory Permits, clinical data and clinical trial agreements) that are necessary for the Exploitation of the Company Products and the operation of the Business as currently conducted and as contemplated to be conducted (other than, for the avoidance of doubt, with respect to any stages of development or commercialization of a Company Product after the stage of development set forth across from such Company Product on Section 3.20(b) of the Company Disclosure Schedule), free and clear of all Liens other than Permitted Liens.

(c) As of the Closing, assuming the receipt of all required third party Consents and provision of all required notices to third parties in connection with the transactions contemplated by this Agreement and except as set forth in Section 3.20(c) of the Company Disclosure Schedule, no asset, right or property necessary for the Exploitation of the Company Products or the operation of the Business as currently conducted (including any right, title, or interest in or to any (i) intellectual property primarily relating to the Company Products, (ii) Regulatory Permits, IND Applications or marketing authorization application primarily relating to the Company Products, (iii) clinical data, study reports, regulatory correspondence or pharmacovigilance data primarily related to the Company Products, or (iv) clinical trial agreements, CRO agreements or manufacturing or supply agreements primarily relating to the Company Products) will be held by, or registered or recorded in the name of, Parent or any of its Affiliates (other than the Company).

(d) For the avoidance of doubt, nothing in this Section 3.20 shall be interpreted as a representation or warranty regarding the infringement or non-infringement of intellectual property of a third party.

3.21 Data Privacy and Security.

(a) The Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b) The Company has not received written notice of any pending Proceedings, nor have there been any Proceedings against the Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of the Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c) Since the Lookback Date, (i) there has been no material unauthorized access, use or disclosure of Personal Data in the possession or control of the Company or Parent (with respect to the Business); (ii) there have been no material security breaches; and (iii) there have been no material unauthorized intrusions or breaches of security into the Company systems.

(d) The Company owns or has a license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted.

3.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Company, Parent (with respect to the Business), nor any of their respective officers, directors, or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since April 24, 2019, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or ordinarily resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria (prior to July 1, 2025), and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, collectively, “Sanctioned Countries”); (iii) an entity 50% or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any Sanctioned Country in violation of Sanctions and Export Control Laws; or (v) otherwise engaged in any direct or indirect transactions or dealings in violation of Sanctions and Export Control Laws. There are no pending or, to the Company’s knowledge, threatened claims against the Company or Parent, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims, with respect to Sanctions and Export Control Laws. The Company and Parent have established sufficient internal controls and procedures reasonably designed to promote compliance with Sanctions and Export Control Laws, in each case commensurate with the nature and risk profile of the Company, Parent and their respective businesses.

(b) In the past five (5) years, neither the Company, Parent (with respect to the Business), nor any of their respective officers, directors, or employees acting in such capacity on behalf of the Company or Parent (with respect to the Business) or, to the Company’s knowledge, any of their other Representatives, or any other Persons (in each case, while acting for or on behalf of any of the foregoing) has, directly or indirectly, (i) made, offered, promised, paid, solicited, requested, or received any unlawful bribes, kickbacks or other similar payments or anything of value to or from any Person, including any government official, (ii) made or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, solicited, requested, authorized, promised or paid any improper payment or anything of value under any Anti-Corruption Laws. The Company and Parent have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to promote compliance with the Anti-Corruption Laws, and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company, Parent (with respect to the Business), nor any of their respective officers, directors, or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to Anti-Corruption Laws.

3.23 Not a Covered Outbound Investment.

(a) Each of the Company and Parent either is not (i) a “person of a country of concern” or (ii) engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”).

(b) Neither the Company nor Parent has any intention of becoming a “person of a country of concern” that engages in any “covered activity.”

(c) Neither the Company nor Parent is, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.

3.24 TID U.S. Business. The Company does not (a) produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), (b) own, operate, maintain, supply, manufacture, or service “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) maintain or collect, directly or indirectly, “sensitive personal data” of U.S. citizens (within the meaning of the DPA).

3.25 Data Security Program. Neither the Company nor Parent is a “covered person” as that term is defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “DSP”). Since April 8, 2025, the Company has not engaged in or directed any “covered data transaction,” as that term is defined in the DSP, except in compliance with the DSP.

3.26 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SPAC Holders or at the time of the SPAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.27 Regulatory Compliance.

(a) The Company and Parent (with respect to the Business) are, and since the Lookback Date, have been, in compliance in all material respects with all applicable Healthcare Laws and any other similar Law administered or promulgated by the FDA or other comparable Governmental Entity responsible for regulation of the research, development, pre-clinical and clinical testing, manufacturing, storage, supply, approval, sale, marketing, distribution and importation or exportation of drug and biological products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. The Company has not received written notification of any pending or threatened action from a Drug Regulatory Agency alleging that any operation or activity of the Company is in material violation of any applicable Healthcare Law. The Company and Parent (with respect to the Business) maintain, and have since the Lookback Date maintained, all material Regulatory Permits necessary to operate its business, and is not in breach or violation of, or default under, any such Regulatory Permit in any material respect.

(b) The Company has not received notice of any investigation, claim, suit, proceeding, audit or other action by any Governmental Entity nor, to the knowledge of the Company, has any such proceeding been threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company, which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company, or the conduct of business by the Company, as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated hereby.

(c) There are no proceedings pending or, to the knowledge of the Company, threatened against the Company, with respect to an alleged material violation by the Company, of the FDCA, PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. There has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, notice of violation, seizure, injunction, or proceeding pending or in effect against the Company or any of its respective officers and employees, and the Company does not have any liability for failure to comply with the FDCA, PHSA, or other similar Laws. To the knowledge of the Company, none of its contract manufacturers, contract research organizations, laboratories, investigators or clinical study sites, have received any Form FDA-483, warning letter, untitled letter, or other similar correspondence or notice from a Drug Regulatory Agency alleging or asserting material noncompliance with any applicable Healthcare Law or relating to the Company Products.

(d) Since the Lookback Date, all material reports, documents, claims, and notices required to be filed, maintained or furnished to a Drug Regulatory Agency by the Company or Parent (with respect to the Business) have been so filed, maintained or furnished. To the knowledge of the Company, all such reports, documents, claims, and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company, any of its directors, managers, officers, employees, nor to the knowledge of the Company, any individual independent contractors or agents, including clinical trial investigators, coordinators, or monitors (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) and/or any other healthcare program or reimbursement agreement or (ii) have received notice from the FDA, any other Governmental Entity and/or any health insurance institution with respect to debarment, disqualification or restriction. Neither the Company, their officers, directors, employees, nor to the knowledge of the Company, any agents or contractors have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar law. To the knowledge of the Company, no officer, employee or agent of the Company has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product or would reasonably be expected to provide a reasonable basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for another Drug Regulatory Agency to take action under a comparable policy.

(e) All clinical, preclinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company has participated or any Company Product has been evaluated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures, all applicable clinical trial protocols and informed consents, and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including the Good Clinical Practice (“GCP”) regulations under 21 C.F.R. Parts 50, 54, 56 and 312 and Good Laboratory Practice (“GLP”) regulations under 21 C.F.R. Part 58. No preclinical study or clinical trial conducted by or on behalf of the Company or evaluating any Company Product has been terminated or suspended prior to completion for safety or noncompliance reasons. Since the Lookback Date, neither the Company nor Parent (with respect to the Business) has received any notices, correspondence, or other communications from any Drug Regulatory Agency, institutional review board or ethics committee requiring, or to the knowledge of the Company, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company has participated or any Company Product has been evaluated.

(f) To the Company’s knowledge, no data generated with respect to any Company Product is the subject of any pending or threatened regulatory action by any Drug Regulatory Agency relating to the truthfulness or scientific integrity of such data.

3.28 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the SPAC Parties and (ii) it has been furnished with or given access to such documents and information about the SPAC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any SPAC Party, any SPAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the SPAC Parties, any SPAC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

3.29 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY SPAC PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ANY SPAC PARTY, OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY SPAC PARTY OR SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY SPAC PARTY OR SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE SPAC PARTIES

Subject to Section 8.8, except (a) as set forth on the SPAC Disclosure Schedules, or (b) except as set forth in any SPAC SEC Reports filed or furnished with the SEC prior to the date of this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each SPAC Party, jointly and not severally, hereby represents and warrants to the Company and Parent, in each case, as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

4.1 Organization and Qualification. Each SPAC Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

4.2 Authority.

(a) Each SPAC Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the SPAC Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which a SPAC Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such SPAC Party. This Agreement has been and each Ancillary Document to which a SPAC Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such SPAC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such SPAC Party (assuming this Agreement has been and the Ancillary Documents to which such SPAC Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such SPAC Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The SPAC Shareholder Approval is the only vote of the holders of any class or series of capital stock of SPAC required to approve and adopt this Agreement, the Ancillary Documents to which SPAC is or is contemplated to be a party, the performance of SPAC’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including the Merger).

(b) The SPAC Board has (a) determined that it is in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement and other Ancillary Documents to which it is a party, (b) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the transactions contemplated hereby, and (c) adopted a resolution recommending the Transaction Proposals be approved and adopted by the shareholders of SPAC.

4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a SPAC Party with respect to such SPAC Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act and any other applicable Antitrust and Foreign Investment Laws, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the SPAC Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) such filings and approvals required in connection with the Domestication, the SPAC Certificate of Incorporation and the SPAC Bylaws, (v) the filing of the Certificate of Merger, (vi) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vii) the SPAC Shareholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a SPAC Material Adverse Effect.

(b) Subject to the receipt of the SPAC Shareholder Approval, none of execution or delivery by a SPAC Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by a SPAC Party of its obligations hereunder or thereunder or the consummation by a SPAC Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of a SPAC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a SPAC Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such SPAC Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of a SPAC Party, except in the case of any of clauses (ii) through (iv) above, as would not have a SPAC Material Adverse Effect.

4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any SPAC Party or any of its Affiliates for which a SPAC Party has any obligation.

4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either SPAC Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SPAC Holders or at the time of the SPAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by any SPAC Party with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not supplied by or on behalf of the SPAC Parties for use therein.

4.6 Capitalization of the SPAC Parties.

(a) The authorized share capital of SPAC is $22,100 divided into (i) 200,000,000 SPAC Class A Shares, of which 7,800,000 are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 SPAC Class B Shares, of which 1,875,000 are issued and outstanding as of the date of this Agreement and all of which are held entirely by Sponsor following its surrender of 281,250 SPAC Class B Shares and (iii) 1,000,000 SPAC Preference Shares, none of which are issued and outstanding as of the date of this Agreement. Section 4.6(a) of the SPAC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the issued and outstanding Equity Securities of SPAC prior to the consummation of the Domestication. All outstanding Equity Securities of SPAC (except to the extent such concepts are not applicable under the applicable Law of SPAC’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (x) were not issued in violation of the Governing Documents of SPAC, (y) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SPAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (z) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clause (y) and (x), in all material respects. Except for the SPAC Shares set forth on Section 4.6(a) of the SPAC Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the SPAC Shares as a result of, or to give effect to, the Domestication), immediately prior to Closing and before giving effect to the PIPE Financing and assuming that no SPAC Shareholder Redemptions are effected, there shall be no other Equity Securities of SPAC issued and outstanding.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.10 or issued, granted or entered into, as applicable, in accordance with Section 5.10, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in each case, that could require SPAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.

(c) The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by SPAC free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Governing Documents of Merger Sub). As of the date of this Agreement, SPAC has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

4.7 SEC Filings. SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional SPAC SEC Reports”). Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports or the Additional SPAC SEC Reports (for purposes of the Additional SPAC SEC Reports, assuming that the representation and warranty set forth in Section 3.26 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SPAC SEC Reports, assuming that the representation and warranty set forth in Section 3.26 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

4.8 Trust Account. As of the date of this Agreement, SPAC has an amount in cash in the Trust Account equal to at least $76,127,312.83. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations or in cash and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of May 18, 2026 (the “Trust Agreement”), between SPAC and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SPAC Holders who shall have elected to redeem their SPAC Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the Pre-Closing SPAC Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of SPAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since May 18, 2026, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SPAC Holders who have elected to redeem their SPAC Shares pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement, SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. The Trustee has not received any instruction from any other Person with respect to the Trust Account, other than instructions received by SPAC in accordance with the Trust Agreement.

4.9 Transactions with Affiliates. Section 4.9 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either SPAC or the Sponsor, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”), other than Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. Except as set forth on Section 4.9 of the SPAC Disclosure Schedules or as either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10, no SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of SPAC or (C) owes any material amount of money to, or is owed any material amount of money by, SPAC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “SPAC Related Party Transactions”.

4.10 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to SPAC’s knowledge, threatened against or involving (a) any SPAC Party or Sponsor that, if adversely decided or resolved, would be material to the SPAC Parties, taken as a whole or (b) the Trust Account. As of the date of this Agreement, none of the SPAC Parties nor any of their respective properties or assets, including the Trust Account is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any SPAC Party pending against any other Person.

4.11 Compliance with Applicable Law. Each SPAC Party is in compliance with all applicable Laws, except as would not have a SPAC Material Adverse Effect.

4.12 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business or similar combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in this Agreement or the Ancillary Documents, there is no Contract binding upon any SPAC Party or to which any SPAC Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC.

(b) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on Nasdaq. SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.

(d) The SPAC SEC Reports contain true and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash ﬂows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(f) Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC to SPAC’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of SPAC to SPAC’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the SPAC Disclosure Schedules), (c) incurred in connection with or incident or related to a SPAC Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, none of the SPAC Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

4.15 Tax Matters.

(a) SPAC has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and SPAC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) SPAC is not currently the subject of a Tax audit or examination with respect to material taxes. SPAC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) SPAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any SPAC Party which agreement or ruling would be effective after the Closing Date.

(f) None of the SPAC Parties is and none of the SPAC Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) Each SPAC Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h) None of the SPAC Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent (i) the Domestication or (ii) the Merger and the Second Merger (taken together) from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent (i) the Domestication or (ii) the Merger and the Second Merger (taken together) from qualifying for the Intended Tax Treatment.

(i) Merger Sub is classified, and will continue to be classified, as a corporation for U.S. federal income tax purposes. Merger Sub II will be classified, and will continue to be classified, as an entity disregarded as separate from SPAC for U.S. federal income tax purposes.

4.16 Investigation; No Other Representations.

(a) Each SPAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each SPAC Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each SPAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

4.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Since April 24, 2019, neither SPAC nor any of its respective officers, directors or, to SPAC’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or ordinarily resident in a Sanctioned Country; (iii) an entity 50% or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any Sanctioned Country in violation of Sanctions and Export Control Laws; or (v) otherwise engaged in any direct or indirect transactions or dealings in violation of Sanctions and Export Control Laws. There are no pending or threatened claims against SPAC, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims, with respect to Sanctions and Export Control Laws. SPAC has established sufficient internal controls and procedures reasonably designed to promote compliance with Sanctions and Export Control Laws, in each case commensurate with the nature and risk profile of SPAC and its business.

(b) In the past five (5) years, neither SPAC nor any of its respective officers, directors or, to SPAC’s knowledge, any of their Representatives, or any other Persons (in each case, while acting for or on behalf of any of the foregoing) has, directly or indirectly, (i) made, offered, promised, paid, solicited, requested, or received any unlawful bribes, kickbacks or other similar payments or anything of value to or from any Person, including any government official, (ii) made or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, solicited, requested, authorized, promised or paid any improper payment or anything of value under any Anti-Corruption Laws. SPAC has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to promote compliance with the Anti-Corruption Laws, and to ensure that all books and records of SPAC accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither SPAC nor any of its officers, directors, or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to Anti-Corruption Laws.

4.18 Not a Covered Outbound Investment.

(a) SPAC either is (i) not a “person of a country of concern”; or (ii) not engaged in any “covered activity”, as these terms are defined in the Outbound Investment Security Program.

(b) SPAC has no intention of becoming a “person of a country of concern” that engages in any “covered activity.”

(c) SPAC is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.

4.19 TID U.S. Business. SPAC does not (a) produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” within the meaning of the DPA, (b) own, operate, maintain, supply, manufacture, or service “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) maintain or collect, directly or indirectly, “sensitive personal data” of U.S. citizens within the meaning of the DPA.

4.20 Not a Covered Person. No SPAC Party is a “covered person” as defined in the DSP.

4.21 Fairness Opinion. The SPAC Board has received the opinion of Houlihan Capital, LLC to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Aggregate Transaction Share Consideration to be issued or paid to the Company Stockholders pursuant to this Agreement is fair, from a financial point of view, to the holders of SPAC Shares (other than the Sponsor and the PIPE Investors).

4.22 Regulatory Compliance. Neither the SPAC Parties, any of their directors, managers, officers, employees, nor to the knowledge of the SPAC Parties, any individual independent contractors or agents (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) and/or any other healthcare program or reimbursement agreement or (ii) have received notice from the FDA, any other Governmental Entity and/or any health insurance institution with respect to debarment, disqualification or restriction. Neither the SPAC Parties, their officers, directors, employees, nor to the knowledge of the SPAC Parties, any agents or contractors have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar law.

4.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE SPAC PARTIES, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH SPAC PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY SPAC PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY SPAC PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH SPAC PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY SPAC PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY SPAC PARTY, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5

COVENANTS

5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article 7 (the “Pre-Closing Period”), the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SPAC (it being agreed that such consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Company in the ordinary course of business in all material respects, (ii) use its commercially reasonable efforts to preserve intact in all material respects the Company’s assets, business organizations and relationships with third parties and (iii) use its commercially reasonable efforts to keep available the services of the Company’s present officers and employees and maintain the Company’s relationships with Governmental Entities, customers, and other business partners having material business dealings with the Company.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules, or as consented to in writing by SPAC (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase or redeem any outstanding Equity Securities of the Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to its Governing Documents;

(iv) sell, assign, transfer, encumber, Lien, grant any sub-license under, or otherwise dispose of or deal with, any right, title or interest in or to (A) any intellectual property relating to the Company Products (other than non-exclusive licenses entered into in the ordinary course of business) or (B) any Regulatory Permits or IND Application relating to the Company Products;

(v) (A) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material tangible assets or properties of the Company or (B) subject any material tangible assets or properties of the Company to any Lien (other than any Permitted Liens);

(vi) other than in connection with an Additional Cash Contribution, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company;

(vii) incur, create or assume any Indebtedness, other than ordinary course trade payables, or guarantee any Liability of any Person;

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person;

(ix) (A) amend or modify in any material respect, adopt, enter into or terminate any material Employee Benefit Plan of the Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, including by establishing, granting, or enhancing any retention, transaction, change in control or similar bonus, or taking any action to increase, fund or accelerate the time of payment or funding of any compensation or other payments or benefits pursuant to any Employee Benefit Plan, (B) increase the compensation or benefits payable to any current or former director, officer, employee with annual base compensation in excess of $250,000 (except for routine increase in compensation or benefits in the ordinary course of business consistent with past practice), (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment or benefit, right to payment or benefit, payable or to become payable to any current or former director, officer, employee, or individual independent contractor of the Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, officer, employee, or individual independent contractor of the Company, or (E) hire (other than with respect to the position of Chief Executive Officer) or terminate any director, officer, employee or individual service provider of the Company with an annual rate of base salary, base wages or base compensation greater than $250,000 (or the equivalent thereof for such individuals not based in the U.S., as well as the equivalent for such hourly individuals), other than terminations for cause, or (F) hire the position of Chief Executive Officer without reasonable consultation with SPAC (it being understood that such consultation shall not require the Company to obtain the consent or approval of SPAC with respect to such hire, provided that the Company shall consider in good faith any comments provided by SPAC in connection with such consultation);

(x) enter into, negotiate, modify, or extend any collective bargaining agreement or other Contract with any labor organization, labor union, works council, employee delegate, representative or other employee collective group;

(xi) implement any employee layoffs, reductions in force, or other employment restructuring programs that would require notice under WARN;

(xii) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xiii) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or SPAC or any of its Affiliates after the Closing);

(xiv) make or authorize any capital expenditure not set forth on the Company budget set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedules;

(xv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving the Company;

(xvi) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvii)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xviii) make any Change of Control Payment;

(xix) (A) amend, modify or terminate any Material Contract in any material respect, (B) waive any material benefit or right under any Material Contract, or (C) enter into any Contract that would constitute a Material Contract had such Contract been effective prior to the date of this Agreement, in each case of the foregoing clauses (A) through (C), other than Employee Benefit Plans; or

(xx) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Company or Parent prior to the Closing.

5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party is contemplated to be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Investor Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Parties shall evenly bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents and the Parties shall each bear one-half of the aggregate HSR Act filing fees. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement, provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed and not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect, and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. SPAC shall promptly inform the Company of any communication between any SPAC Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of SPAC and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, (iv) enter into new licenses or other agreements, or (v) litigate or contest any Proceeding challenging any of the Merger as violative of any Antitrust and Foreign Investment Laws. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.

(b) During the Pre-Closing Period, the SPAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SPAC Party) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents; provided that documents and information provided to the other Party pursuant to this paragraph (i) may be redacted (A) to remove references to valuation of the Company, (B) to comply with contractual arrangements or (C) to preserve legal privilege and/or (ii) may be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any SPAC Party, the Company, or, in the case of the Company, SPAC in advance.

(c) During the Pre-Closing Period, SPAC shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering a governmental Order prohibiting the consummation of the transactions contemplated by this Agreement, or (iii) materially delay the consummation of the transactions contemplated by this Agreement.

(d) During the Pre-Closing Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any of the SPAC Parties or any of their respective Representatives (in their capacity as a representative of an SPAC Party) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of SPAC, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for SPAC to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each SPAC Party and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by any SPAC Party or Representative thereof or would otherwise constitute a Liability of SPAC or (y) any non-monetary, injunctive, equitable or similar relief against any SPAC Party or (C) contains an admission of wrongdoing or Liability by an SPAC Party or any of its Representatives). Without limiting the generality of the foregoing, in no event shall SPAC, any of the SPAC Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conﬂicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) During the Pre-Closing Period, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company (in a manner so as to not interfere with the normal business operations of the Company) for the purpose of consummating the Merger. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any SPAC Party, any SPAC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

(c) During the Pre-Closing Period, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the SPAC Parties (in a manner so as to not interfere with the normal business operations of the SPAC Parties). Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any SPAC Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any SPAC Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any SPAC Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC shall use, and shall cause the other SPAC Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an SPAC Party or the Sponsor or any of their respective Representatives, on the one hand, and the Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7, Section 5.8 and Section 5.13, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Parent, on the one hand, and SPAC, on the other hand, or, after the Closing, SPAC; provided, however, that each Party, the Sponsor and their respective Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall, to the extent permitted by applicable Law, use reasonable best efforts to consult with the Company, if the disclosing Person is a SPAC Party, the Sponsor, or SPAC, if the disclosing party is the Company, Parent or any of its Representatives, and give the Company and Parent or SPAC, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the disclosing Person and/or its Representatives, as applicable, shall, to the extent permitted by applicable Law, use reasonable best efforts to consult with SPAC and give SPAC the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which shall be mutually agreed upon by the Company and SPAC (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable). The Company, on the one hand, and SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by the Company and SPAC prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and SPAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Parties shall (and shall cause their respective Affiliates to) use reasonable best efforts to cause it to so qualify. The Parties intend that the Merger and the Second Merger shall be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) SPAC, the Company, Parent, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Domestication or the Merger and the Second Merger (taken together) from qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, SPAC and the Company shall deliver to Cooley LLP and Goodwin Procter LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Goodwin Procter LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, Cooley LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger and the Second Merger (taken together).

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing SPAC Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of income under Sections 951 and 951A of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) SPAC Taxable Year. The Parties agree to treat the taxable year of SPAC as ending on the date of the Domestication for U.S. federal income tax purposes.

(d) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions set forth herein (collectively, “Transfer Taxes”) shall be borne evenly by the Company and SPAC.

(e) Parent Classification Election. At the request of RTW Holding Limited, Parent shall file, or cause to be filed, an IRS Form 8832 with the U.S. Internal Revenue Service with an effective date of the date following the Closing (or such other date as is determined by Parent with the prior written consent of RTW Holding Limited (not to be unreasonably withheld, conditioned or delayed) to treat Parent as a partnership for U.S. federal income tax purposes (the “Parent Classification Election”). Parent shall deliver evidence of such filing to RTW Holding Limited promptly following the filing. This Section 5.5 expressly contemplates performance in whole or in part after the Closing and shall survive the Closing in accordance with Section 8.1.

5.6 Exclusive Dealing.

(a) During the Pre-Closing Period, Parent and the Company shall not, and shall not authorize their Representatives to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal; (ii) furnish or disclose any non-public information regarding the Company to any Person in connection with, or in response to, a Company Acquisition Proposal; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.6(a)) or negotiations with any Person with respect to a Company Acquisition Proposal; (iv) enter into any Contract or other arrangement or understanding contemplating a Company Acquisition Proposal; (v) approve, endorse or recommend a Company Acquisition Proposal; or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.6(a) and subject to compliance with this Section 5.6(a), prior to providing the Company Stockholder Written Consent in accordance with Section 5.13, Parent or the Company may furnish non-public information regarding the Company or the Business to, and enter into discussions or negotiations with, any Person in response to a bona fide Company Acquisition Proposal (other than any Company Acquisition Proposal that contemplates (x) a business combination with a special purpose acquisition company (i.e., a “de-SPAC” transaction), (y) a reverse merger or similar transaction in which the Company or its Equity Securities would be acquired by or combined with a publicly traded shell company or blank check company, in each such case, pursuant to which the Company and/or its securityholders acquire a majority of the capital stock in the resulting publicly-traded company upon the consummation of such transaction or (z) a transaction with any Person where neither the Person nor any controlled Affiliate of such Person has an operating business) by such Person, if: (A) neither Parent nor the Company nor any of their respective Representatives shall have breached this Section 5.6(a) in any material respect, (B) the Company Board concludes in good faith, after consultation with and upon the advice of its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board or such committee of its duties under applicable Law; (C) such Person delivers an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to the Company as those contained in the Confidentiality Agreement; and (D) the Company gives SPAC notice of the intention to furnish nonpublic information to, or enter into discussions with, such Person and makes available such non-public information to SPAC (to the extent such information has not been previously made available to SPAC) at least three (3) Business Days prior to the furnishing of such information. Without limiting the generality of the foregoing, each of Parent and the Company acknowledge and agrees that, in the event any Representative of Parent or the Company (whether or not such Representative is purporting to act on behalf of Parent or the Company) takes any action that, if taken by Parent or the Company, would constitute a breach of this Section 5.6(a), the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.6(a) by Parent or Company, as applicable, for purposes of this Agreement. If Parent or the Company or any of its Representatives receives a Company Acquisition Proposal at any time during the Pre-Closing Period, the Company agrees to (A) promptly (and in no event later than two (2) Business Days after the Company becomes aware of such Company Acquisition Proposal), notify SPAC promptly upon receipt of any Company Acquisition Proposal and describe the material financial terms of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SPAC reasonably informed on the status and material terms of any such Company Acquisition Proposal and any modifications to such offer.

(b) During the Pre-Closing Period, the SPAC Parties shall not, and shall not authorize their Representatives to, directly or indirectly: (i) solicit, initiate or knowingly induce, encourage or facilitate, any inquiry, proposal or offer (written or oral) that constitutes, or that could reasonably be expected to lead to, a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information regarding the SPAC Parties to any Person in connection with, or in response to, a SPAC Acquisition Proposal; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.6(b)) or negotiations with any Person with respect to a SPAC Acquisition Proposal; (iv) enter into any Contract or other arrangement or understanding contemplating a SPAC Acquisition Proposal; (v) approve, endorse or recommend a SPAC Acquisition Proposal; or (vi) publicly propose to do any of the foregoing, SPAC agrees to notify the Company promptly upon receipt of any SPAC Acquisition Proposal and describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of the Persons making such SPAC Acquisition Proposal) and (vii) keep the Company reasonably informed on the status and material terms of any such SPAC Acquisition Proposal and any modifications to such offer or information.

5.7 Preparation of Registration Statement / Proxy Statement. The Company shall promptly provide to SPAC such information concerning the Company, the Business and the Company Stockholders as is either required by the federal securities laws or, solely in the case of information concerning the Company, reasonably requested by SPAC for inclusion in the Registration Statement / Proxy Statement. As promptly as practicable after the receipt by SPAC from the Company of all such information, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable), and SPAC shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of SPAC which will be included therein and which will be used for the SPAC Shareholders Meeting to adopt and approve the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the SPAC Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of SPAC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SPAC or the Company, as applicable) and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. SPAC, on the one hand, and the Company and Parent, on the other hand, shall use reasonable best efforts to promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of SPAC to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including using reasonable best efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any SPAC Party, the Company or Parent, or, in the case of the Company or Parent, SPAC, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SPAC, the Company or Parent, or, in the case of the Company or Parent, SPAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) SPAC shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SPAC Holders. SPAC shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of SPAC Shares for offering or sale in any jurisdiction, and SPAC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.8 SPAC Shareholder Approval.

(a) As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, SPAC shall solicit proxies from its shareholders to vote in favor of the Transaction Proposals and (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold an extraordinary general meeting of its shareholders (the “SPAC Shareholders Meeting”) in accordance with the Governing Documents of SPAC, for the purposes of obtaining the SPAC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SPAC Shareholder Redemption. SPAC shall, through approval of its board of directors, recommend to its shareholders (the “SPAC Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval, by the holders of the SPAC Shares, of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the SPAC Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iv) the adoption and approval, by the holders of the SPAC Shares, of the amendments to the Governing Documents of SPAC contemplated by the SPAC Certificate of Incorporation and the SPAC Bylaws (the “Governing Document Proposal”); (v) the adoption and approval of the SPAC Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vi) the adoption and approval of the SPAC Employee Stock Purchase Plan (the “ESPP Proposal”); (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (viii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix) together, the “Transaction Proposals”); provided that SPAC may adjourn the SPAC Shareholders Meeting (not to exceed more than an aggregate of ten (10) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date without the written consent of the Company (not to be unreasonably withheld, conditioned or delayed)) (A) with consent of the SPAC Shareholders, to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval, (B) for the absence of a quorum, (C) with consent of the SPAC Shareholders, to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SPAC Holders prior to the SPAC Shareholders Meeting, (D) with consent of the SPAC Shareholders, if the holders of SPAC Class A Shares have elected to redeem a number of SPAC Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(e) not being satisfied or (E) pursuant to the provisions of Section 5.8(b). The SPAC recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement.

(b) None of SPAC, the SPAC Board nor any committee of the SPAC Board shall withdraw, qualify, amend, change or modify, or propose publicly or by formal action of SPAC, the SPAC Board or any committee of the SPAC Board to withdraw, qualify, amend, change or modify, in a manner adverse to the Company, the SPAC Board Recommendation or any other recommendation by SPAC, the SPAC Board or any committee of the SPAC Board in connection with the SPAC Board Recommendation (in each case, a “Change in Recommendation”); provided, however, that solely in response to a SPAC Intervening Event, the SPAC Board and/or any committee of the SPAC Board may make a Change in Recommendation prior to obtaining the SPAC Shareholder Approval if the SPAC Board or such committee determines in good faith, after consultation with and upon the advice of its outside legal counsel, that a failure to make a Change in Recommendation would be inconsistent with the fiduciary duties of the SPAC Board under applicable Law; provided, further, that the SPAC Board or such committee shall not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (1) SPAC has provided at least ten (10) days’ prior written notice to the Company advising that the SPAC Board and/or such committee proposes to take such action and which notice contains the material facts underlying the SPAC Board’s or such committee’s determination that a SPAC Intervening Event has occurred (a “Change in Recommendation Notice”, and such period from the time the Change in Recommendation Notice is delivered until 5:00 p.m., eastern time on the tenth (10th) day from the date of such notice (it being understood that any material development with respect to a SPAC Intervening Event shall require a new notice but with an additional five (5) Business Days (instead of ten-day) period from the date of such notice), the “Change in Recommendation Notice Period”); (2) during such Change in Recommendation Notice Period, the SPAC Board and/or such committee has engaged in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation and (3) following expiration of such Change in Recommendation Notice Period, the SPAC Board (including any other required committee or subgroup of such board) reaffirms in good faith, after consultation with and upon the advice of its outside legal counsel and after taking into account any adjustments in the terms and conditions of this Agreement proposed by the Company and its Representatives, that the failure to make a Change in Recommendation would constitute a breach by the SPAC Board or such committee of their respective fiduciary duties under applicable Law. For the avoidance of doubt, a SPAC Change in Recommendation will not affect SPAC’s obligations pursuant to this Section 5.8 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

5.9 Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, SPAC, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

5.10 Conduct of Business of SPAC. During the Pre-Closing Period, SPAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication, the SPAC Shareholder Redemptions or the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the SPAC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed, it being agreed that the Company shall be deemed to have consented in writing if it provides no acknowledgment of receipt within three (3) Business Days after SPAC has made a request for such consent in writing), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any SPAC Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of SPAC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness or other Liability;

(e) make any loans or advances to, or capital contributions in, any other Person;

(f) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(g) enter into, renew, modify or revise any SPAC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SPAC Related Party Transaction);

(h) engage in activities or business, other than any activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial in nature;

(i) (A) amend or modify in any material respect, adopt, enter into or terminate any material Employee Benefit Plan of SPAC or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of SPAC, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment or benefit, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of SPAC or (D) affirmatively waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of SPAC;

(j) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(l) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(m)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any SPAC Party, (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any SPAC Party from using the funds held by SPAC outside the Trust Account (other than any proceeds received from the PIPE Financing) to pay any SPAC Expenses or from otherwise distributing or paying over any funds held by SPAC outside the Trust Account (other than any proceeds received from the PIPE Financing) to the Sponsor or any of its Affiliates, in each case, prior to the Closing and (iii) nothing set forth in this Agreement shall prohibit or restrict SPAC from extending one or more times, in accordance with its Governing Documents, the deadline by which it must complete its business combination (“Extension”).

5.11 Nasdaq Listing. SPAC shall use its reasonable best efforts to cause: (a) SPAC’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) SPAC to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the SPAC Shares issuable in accordance with this Agreement, including the Domestication, the Merger, the exercise of any Pre-Funded Warrants and pursuant to the PIPE Financing, to be approved for listing on Nasdaq (and the Company and Parent shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SPAC pursuant to the SPAC Shareholder Redemptions, (B) pay the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

5.13 Company Stockholder Approval; Company Board Approval.

(a) Parent hereby acknowledges receipt of all advance notices required to be given by the Company in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Company’s Governing Documents or other applicable Contracts and under applicable Law.

(b) As promptly as reasonably practicable (and in any event within two (2) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), Parent shall deliver to SPAC a true and correct copy of the adoption and approval of this Agreement and the transactions contemplated hereby, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by Parent, in its capacity as the sole shareholder of the Company (the “Company Stockholder Written Consent”).

(c) The Company (i) through the approval of the Company Board, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) (the “Company Board Recommendation”) and (ii) agrees that, (1) the Company Board Recommendation shall not be withdrawn or modified, (2) the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation and (3) no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Company Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), if taken, shall constitute, in each case, a “Company Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in this Agreement, and subject to compliance with Section 5.6(a) and this Section 5.13(d), if at any time prior to the receipt of the Company Stockholder Written Consent:

(i) the Company or Parent has received a bona fide Company Acquisition Proposal (which Company Acquisition Proposal did not arise out of a material breach of Section 5.6(a)) that has not been withdrawn and after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Company Acquisition Proposal constitutes a Superior Offer, the Company Board may make a Company Board Adverse Recommendation Change if and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, that, the Company Board shall not be entitled to make, or agree or resolve to make, a Company Board Adverse Recommendation Change unless (A) the Company Board has provided at least four (4) Business Days’ prior written notice to SPAC advising that the Company Board proposes to take such action and which notice contains the material facts underlying the Company Board’s determination that it intends to make a Company Board Adverse Recommendation Change (a “Company Determination Notice”; and such period the “Company Notice Period”); (B) during such Company Notice Period, the Company Board has engaged in good faith negotiations with the SPAC and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Company Board Adverse Recommendation Change and (C) following expiration of such Company Notice Period, the Company Board reaffirms in good faith, after consultation with and upon the advice of its outside legal counsel and after taking into account any adjustments in the terms and conditions of this Agreement proposed by the SPAC and its Representatives, that the failure to make a Company Board Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law; and

(ii) unless this Agreement is otherwise terminated pursuant to Article 7, the Company’s obligation to solicit the consent of Parent to sign the Company Stockholder Written Consent in accordance with this Section 5.13 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Company Acquisition Proposal or by any Company Board Adverse Recommendation Change.

(e) SPAC may not modify or waive any provisions of an Investor Subscription Agreement without the prior written consent of the Company; provided that any modification or waiver that does not affect any economic or any other material term of an Investor Subscription Agreement shall not require the prior written consent of the Company. Subject to the immediately preceding sentence, SPAC and the Company shall each use their reasonable best efforts, (i) to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Investor Subscription Agreements on or prior to the Closing on the terms described therein, and (ii) to satisfy on a timely basis all conditions and covenants applicable to SPAC in the Investor Subscription Agreements and otherwise comply with its obligations thereunder and to enforce the rights of SPAC under the Investor Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) SPAC the applicable purchase price under each PIPE Investor’s applicable Investor Subscription Agreement in accordance with its terms. As promptly as practicable after either SPAC, on the one hand, or the Company and Parent on the other hand, acquires knowledge thereof, SPAC, on the one hand, or the Company and Parent on the other hand, shall give the other party(s) written notice: (x) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Investor Subscription Agreement; (y) of the receipt of any written notice or other written communication from any party to any Investor Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Investor Subscription Agreement or any provisions of any Investor Subscription Agreement; or (z) if SPAC does not expect to receive all or any portion of the PIPE Financing Amount on the terms, in the manner or from the sources contemplated by the Investor Subscription Agreements.

5.14 SPAC Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each SPAC Party, as provided in the applicable SPAC Party’s Governing Documents or as provided in such Person’s indemnity agreement set forth on Section 5.14(a) of the SPAC Disclosure Schedules and made available to the Company (each, a “SPAC Indemnity Agreement”), in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) SPAC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period in accordance with the applicable SPAC Party’s Governing Documents, the SPAC Indemnity Agreement or applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, SPAC shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable SPAC Party’s Governing Documents or applicable SPAC Indemnity Agreement as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the SPAC Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any SPAC Party (the “SPAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such SPAC D&O Person was a director or officer of any SPAC Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) SPAC shall not have any obligation under this Section 5.14 to any SPAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SPAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) SPAC shall purchase, at or prior to the Closing, and SPAC shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policies of the SPAC Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the SPAC Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that neither SPAC nor any of its Affiliates shall pay a premium for such “tail” policy in excess of three hundred fifty percent (350%) of the most recent annual premium paid by SPAC prior to the date of this Agreement and, in such event, SPAC or one of its respective Affiliates shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid by SPAC prior to the date of this Agreement.

(d) If SPAC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SPAC shall assume all of the obligations set forth in this Section 5.14.

(e) The SPAC D&O Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SPAC.

5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Governing Documents or as provided in such Person’s indemnity agreement set forth on Section 5.15(a) of the Company Disclosure Schedules and made available to SPAC (each, a “Company Indemnity Agreement”), in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) SPAC shall and shall cause the Company to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period in accordance with the Company’s Governing Documents, the Company Indemnity Agreement or applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, SPAC shall and shall cause the Company to advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or the applicable Company Indemnity Agreement in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Company (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of SPAC or the Company shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) If SPAC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SPAC shall assume all of the obligations set forth in this Section 5.15.

(d) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SPAC.

5.16 Post-Closing Directors and Officers.

(a) SPAC shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the SPAC Board shall initially consist of a number of directors determined by the Company upon written notice to SPAC prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, which shall be divided into three (3) classes, designated Class I, II and III, as designated by the Company; (ii) the members of the SPAC Board are the individuals determined in accordance with Section 5.16(b) and Section 5.16(c); (iii) the members of the compensation committee, audit committee and nominating committee of the SPAC Board are the individuals determined in accordance with Section 5.16(d); and (iv) the officers of SPAC (the “Officers”) are the individuals determined in accordance with Section 5.16(e).

(b) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, the Company following consultation with SPAC shall determine a number of individuals to serve as independent directors on the SPAC Board immediately after the Effective Time (the “Independent Designees”) which Independent Designees shall be reﬂected in the Registration Statement / Proxy Statement mailed to the Pre-Closing SPAC Holders.

(c) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, the individuals set forth on Schedule 5.16(c) of the Company Disclosure Schedules and such other individuals identified by the Company upon written notice to SPAC shall be directors on the SPAC Board immediately after the Effective Time (each, an “Initial Company Designee”); provided that, if, following the final SPAC Shareholder Redemption, the amount then remaining in the Trust Account (after giving effect to the aggregate amount of all SPAC Shareholder Redemptions) is greater than $25,000,000, the individual identified on Section 5.16(c) of the SPAC Disclosure Schedules shall also be a director on the SPAC Board immediately after the Effective Time (the “Potential SPAC Designee”); provided, further that the Company in its sole discretion may designate additional individuals to serve as a director on the SPAC Board immediately after the Effective Time (the “Other Company Designees”, and together with the Initial Company Designees, collectively, the “Company Designees”). If an individual is not designated by the Company to serve as an Other Company Designee prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, such unfilled director position shall be left vacant and shall be filled following the Effective Time in accordance with the Governing Documents of SPAC. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, (i) the Company may in consultation with SPAC replace any Company Designee with any individual by notice to SPAC and (ii) if applicable, SPAC may, with the consent of the Company, replace the Potential SPAC Designee with any individual. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, the Company Board shall designate whether each individual who will serve on the SPAC Board immediately after the Effective Time (including, if applicable, the Potential SPAC Designee) will be designated as a member of Class I, Class II or Class III.

(d) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, (i) the Company Board may designate the Independent Designees to serve as a member of the compensation committee, the audit committee or the nominating committee of the SPAC Board immediately after the Effective Time, following consultation with SPAC, based on the qualifications of the Independent Designees, subject to applicable listing rules of Nasdaq and applicable Law, and (ii) the Company shall, subject to clause (i), designate each other director that will serve on the compensation committee, the audit committee and the nominating committee of the SPAC Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(e) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, the Company shall determine and provide written notice to SPAC specifying the individuals to serve as Officers as of immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individuals are unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, the Company may following consultation with SPAC replace such individual with another individual to serve as such Officer.

5.17 Required Company Financial Statements.

(a) As promptly as reasonably practicable, but no later than thirty (30) days following the date of this Agreement, the Company shall deliver to SPAC the Required Company Financial Statements. Each of the Company and SPAC, shall use its reasonable best efforts to cooperate with one another in the prompt preparation (but no later than forty-five (45) days following the date hereof) of customary pro forma financial statements (after giving effect to the transactions contemplated hereby) to the extent required to be included in the Registration Statement / Proxy Statement and any other filings to be made by SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document. The Required Company Financial Statements, together with any audited or unaudited balance sheet and the related audited or unaudited statements of operations and comprehensive loss, and stockholders’ deficit and cash ﬂows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Company as at the date thereof, and the results of its operations, shareholders’ equity and cash ﬂows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor, (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement, as applicable, and (E) will be prepared from and accurately reflect the books and records of the Company.

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any of the Company or SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

5.18 Key Employees; SPAC Incentive Equity Plan; SPAC Employee Stock Purchase Plan.

(a) During the Pre-Closing Period, the Company and SPAC will identify key employees, advisors or consultants of the Company to enter into employment or service provider arrangements with SPAC, in each case, with such employment or service provider arrangements to become effective upon the Closing.

(b) Prior to the effectiveness of the Registration Statement / Proxy Statement, the SPAC Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) (the “SPAC Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a percentage (to be mutually agreed by the Company and SPAC, taking into account the advice and recommendations of an independent compensation consultant) of SPAC Shares issued and expected to be outstanding immediately after the Effective Time (as determined on a fully diluted basis after giving effect to the PIPE Financing), which shall be in addition to the SPAC Shares issuable upon the exercise or conversion of the Rollover Options. The SPAC Incentive Equity Plan will provide that the SPAC Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2027 fiscal year in an amount equal to a percentage (to be mutually agreed by the Company and SPAC, taking into account the advice and recommendations of an independent compensation consultant) of SPAC Shares outstanding on the last day of the immediately preceding fiscal year (as determined on a fully diluted basis) or such lesser amount as determined by the administrator of the SPAC Incentive Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the SPAC Board shall approve and adopt an employee stock purchase plan, in substantially the form attached hereto as Exhibit H and with any changes or modifications thereto as the Company and SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) (the “SPAC Employee Stock Purchase Plan”), in the manner prescribed under Section 423 of the Code and other applicable Laws, effective as of one day prior to the Closing Date, reserving a percentage (to be mutually agreed by the Company and SPAC, taking into account the advice and recommendations of an independent compensation consultant) of SPAC Shares issued and expected to be outstanding immediately after the Effective Time (as determined on a fully diluted basis after giving effect to the PIPE Financing). The SPAC Employee Stock Purchase Plan will provide that the SPAC Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2027 fiscal year and ending with the 2036 fiscal year in an amount equal to a percentage (to be mutually agreed by the Company and SPAC, taking into account the advice and recommendations of an independent compensation consultant) of SPAC Shares outstanding on the last day of the immediately preceding fiscal year (as determined on a fully diluted basis) or such other amount as determined by the administrator of the SPAC Employee Stock Purchase Plan.

5.19 Wrong Pockets.

(a) For a period of two (2) years following the Closing Date, if Parent or any of its Affiliates discovers that it holds, possesses or contractually controls any asset, right, property or liability that (i) primarily relates to the Business or the Company Products, (ii) should have been transferred to or assumed by the Company as part of the Reorganization and (iii) was not transferred to or assumed by the Company at or prior to the Closing (each, a “Business Asset”), Parent shall promptly (and in any event within fifteen (15) Business Days of becoming aware of such Business Asset) notify SPAC in writing and transfer, assign and deliver such Business Asset to the Company (or such other Affiliate as SPAC may designate), free and clear of all Liens other than Permitted Liens, for no additional consideration. Parent shall, and shall cause its applicable Affiliate to, execute and deliver such further instruments of conveyance and transfer, and take such other actions, as SPAC may reasonably request to vest in the Company (or its designee) full right, title and interest in and to each such Business Asset.

(b) Pending any transfer contemplated by Section 5.19(a), Parent shall, or shall cause the party holding any asset that is a Business Asset to, in each case, promptly following discovery of such Business Asset, (i) hold such Business Asset for the benefit of SPAC and its Affiliates and (ii) not encumber, transfer, license, exploit, or dispose of such Business Asset without the prior written consent of SPAC.

(c) To the extent that any Business Asset is a Contract or other right that, by its terms or by applicable Law, is not capable of being transferred or assigned without the Consent of a third party (each, a “Restricted Business Asset”), and such Consent has not been obtained prior to the Closing, then (i) neither this Section 5.19 nor any other provision of this Agreement shall constitute or require an assignment or transfer of such Restricted Business Asset if such assignment or transfer would constitute a breach thereof or a violation of applicable Law, and (ii) Parent shall, and shall cause its applicable Affiliates to, following the Closing, use commercially reasonable efforts to obtain any such required Consent or to provide SPAC with the benefits of such Restricted Business Asset.

(d) All documented out-of-pocket costs incurred in effecting the transfer of Business Assets under this Section 5.19 shall be borne by Parent; provided, that neither Parent nor any of its Affiliates shall be required to make any payment to any third party as a condition of obtaining any third party consent, waiver, novation or approval in connection with such transfer.

5.20 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to SPAC (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to SPAC, (b) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from the Company certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (c) an IRS Form W-9 duly executed by the Company.

5.21 Investor Rights Agreements. Parent and SPAC shall execute the Investor Rights Agreement at the Closing in the form attached hereto as Exhibit C. The Parties shall cause the Investor Rights Agreement to provide for registration of the resale of the SPAC Shares underlying any Pre-Funded Warrants and for joinder by the Distributees. The Parties shall take all necessary steps to execute the individual joinder of each shareholder of Parent to the Investor Rights Agreement as soon as practicable after the Closing and in any event no later than the Distribution.

5.22 Assignment and Assumption of Underwriter Indemnification Obligations.

(a) SPAC shall ensure that, upon consummation of the Domestication and the Merger, SPAC, as the public entity resulting from the transactions contemplated hereby, shall assume and be bound by all indemnification obligations of SPAC (prior to the Domestication) under Section 8 of that certain Underwriting Agreement, dated as of May 18, 2026, by and among SPAC and Leerink Partners LLC (the “Underwriting Agreement”) as if SPAC had been an original party to the Underwriting Agreement.

(b) Leerink Partners LLC is intended to be an express third-party beneficiary of this Section 5.22 and shall be entitled to rely upon the representations and warranties contained in Article 3 and Article 4 of this Agreement as if they were a party to this Agreement, solely for purposes of enforcing the indemnification obligations assumed pursuant to this Section 5.22.

Article 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Party for whose benefit such condition exists of the following conditions:

(a) each applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement, and any agreement between a Party with any Governmental Entity not to consummate transactions contemplated by this Agreement, shall have expired or been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law or other legal restraint or prohibition issued by any court of competent jurisdiction or other Governmental Entity enjoining, prohibiting or preventing the consummation of the transactions contemplated by this Agreement (including the Domestication and the Merger) shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending and not withdrawn;

(d) the Company Stockholder Written Consent shall have been obtained;

(e) the Required SPAC Shareholder Approval shall have been obtained;

(f) SPAC’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, SPAC shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and SPAC shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the SPAC Shares (after giving effect, for the avoidance of doubt, to the Domestication and including, for the avoidance of doubt, the SPAC Shares to be issued pursuant to the Merger and the PIPE Financing) shall have been approved for listing on Nasdaq;

(g) after giving effect to the transactions contemplated hereby (including after giving effect to the PIPE Financing and all of the SPAC Shareholder Redemptions), SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and

(h) the Required Transaction Proposals shall have been approved.

6.2 Other Conditions to the Obligations of the SPAC Parties. The obligations of the SPAC Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SPAC (on behalf of itself and the other SPAC Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company and Parent shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company or Parent under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing;

(d) the Company shall have identified and publicly announced a Chief Executive Officer of SPAC (to serve in such role as of immediately following the Closing), who shall have accepted such appointment in writing and whose employment shall be effective prior to or as of the Closing;

(e) the Company shall have identified and publicly announced a board of directors of SPAC (to serve in such role as of immediately following the Closing), whose appointment shall be effective prior to or as of the Closing; and

(f) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied;

(ii) the Lock-Up Agreement duly executed by Parent;

(iii) the Investor Rights Agreement duly executed by Parent; and

(iv) the Support Agreement, duly executed by Parent.

6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company of the following further conditions:

(a) (i) the SPAC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of the SPAC Parties (other than the SPAC Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SPAC Material Adverse Effect;

(b) the SPAC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no SPAC Material Adverse Effect shall have occurred that is continuing;

(d) the SPAC Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.16(a)(i) and (ii);

(e) the Aggregate Transaction Proceeds shall be equal to or greater than $200,000,000;

(f) the Domestication shall have been consummated at least one (1) Business Day prior to the Closing Date;

(g) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, the following documents:

(i) a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii) the Investor Rights Agreement, duly executed by SPAC;

(iii) the Lock-Up Agreement, duly executed by SPAC and the Sponsor; and

(iv) the Sponsor Letter Agreement, duly executed by the Sponsor and SPAC.

6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the failure of the Company to comply with or perform any of its covenants or obligations set forth in this Agreement. None of the SPAC Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the failure of the SPAC Parties to comply with or perform any of their covenants or obligations set forth in this Agreement.

Article 7

TERMINATION

7.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, solely:

(a) by mutual written consent of SPAC and the Company;

(b) by SPAC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company or Parent has failed to perform or has otherwise breached any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC, and (ii) the Termination Date; provided, however, that none of the SPAC Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied (assuming the Closing occurred as of such date);

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any SPAC Party has failed to perform any covenant or agreement on the part of such applicable SPAC Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied (assuming the Closing occurred as of such date);

(d) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is nine (9) months following the date of this Agreement (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SPAC if any SPAC Party’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s or Parent’s breach of any of its covenants or obligations under this Agreement or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either SPAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining, materially delaying or otherwise prohibiting the transactions contemplated by this Agreement (including the Domestication and the Merger) and such Order or other action shall have become final and nonappealable;

(f) by either SPAC or the Company if the SPAC Shareholders Meeting has been held (including any adjournment thereof), has concluded, SPAC’s shareholders have duly voted and the Required SPAC Shareholder Approval was not obtained;

(g) by SPAC, if the Company has not delivered, or caused to be delivered, to SPAC, the Company Stockholder Written Consent on or prior to the Company Stockholder Written Consent Deadline;

(h) by the Company or Parent (at any time prior to receiving the Company Stockholder Written Consent) concurrently with entering into a Permitted Alternative Agreement and the payment to SPAC of the Superior Offer Termination Fee; or

(i) by SPAC (at any time prior to the Company receiving the Company Stockholder Written Consent) if the Company Board shall have made a Company Board Adverse Recommendation Change.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, (a) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Section 7.3, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

7.3 Termination Fee.

(a) If this Agreement is terminated (i) by the Company pursuant to Section 7.1(h), then the Company shall pay to SPAC an amount equal to the greater of (A) $10,000,000 and (B) the Superior Offer Payment (provided that in no event shall the Superior Offer Payment exceed an amount equal to $50,000,000), within three (3) Business Days following the termination of this Agreement and the entry into a Permitted Alternative Agreement (the “Superior Offer Termination Fee”), (ii) by SPAC pursuant to Section 7.1(i) then the Company shall pay to SPAC an amount equal to $10,000,000 within three (3) Business Days following the termination of this Agreement, or (iii) by either SPAC or the Company pursuant to Section 7.1(e), then the Company shall reimburse SPAC for all reasonable and documented third-party costs and expenses incurred by SPAC up to a maximum of $3,000,000 within three (3) Business Days following the termination of this Agreement (the “Other Termination Fees” and together with the Superior Offer Termination Fee, the “SPAC Termination Fees”).

(b) The Parties agree that, (i) subject to Section 7.2, payment of either of the SPAC Termination Fees shall, as applicable, in the circumstances in which either is owed in accordance with Section 7.3(a), (A) constitute the sole and exclusive remedy of SPAC following the termination of this Agreement under the circumstances described in Section 7.3(a), as applicable and (B) the Company (and any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of the Company) shall have no further liability to SPAC in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the transactions contemplated hereby to be consummated and neither SPAC nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against or seek to obtain any recovery, judgment or damages of any kind against the Company (and any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of the Company) in connection with the foregoing, (ii) in no event shall the Company be required to pay either the Superior Offer Termination Fee or any Other Termination Fee on more than one occasion and (iii) in no event shall the Company be required to pay more than one instance of the SPAC Termination Fees. Notwithstanding the foregoing, nothing in this Section 7.3(b) shall limit the rights of SPAC and Merger Sub under Section 8.17.

Article 8

MISCELLANEOUS

8.1 Non-Survival. None of the representations, warranties, covenants, obligations or other agreements of the SPAC Parties, on one hand, and the Company and Parent, on the other hand, contained in this Agreement or in any other Ancillary Document (including all schedules and exhibits hereto and thereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Closing, except for those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Closing.

8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) SPAC, on the one hand, and the Company or Parent, on the other hand, prior to Closing and (b) SPAC after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) SPAC, on the one hand, and the Company or Parent, on the other hand, prior to the Closing and (b) SPAC, the Sponsor and Parent after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any SPAC Party, to:

153 Central Avenue

C/O 56

Westfield, NJ 07091

Attention:	Pavan Cheruvu and Nick Fernandez
E-mail:	pcheruvu@amanat.bio and nfernandez@amanat.bio

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Jocelyn Arel
E-mail:	JArel@goodwinlaw.com

and

Goodwin Procter LLP

The New York Times Building, 620 Eighth Avenue

New York, NY 10018

Attention:	Justin Anslow
E-mail:	JAnslow@goodwinlaw.com

If to the Company or Parent, to:

Corxel Pharmaceuticals, Inc.
200 Connell Drive

Suite 1000
Berkeley Heights, New Jersey 07922

Attn:	Kevin Xie
Email:	kevin.xie@corxelbio.com

with a copy (which shall not constitute notice) to:

Cooley LLP
55 Hudson Yards

New York, NY 10001

Attention:	Div Gupta, Rama Padmanabhan; Lindsey O. Crow
E-mail:	dgupta@cooley.com
padmanabhan@cooley.com
lcrow@cooley.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conﬂict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the laws of the Cayman Islands shall also apply to the Domestication).

8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses and (b) if the Closing occurs, then the Surviving Company shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses.

8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) references from or through any date mean from and including or through and including such date, respectively; (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “made available” (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data room located at Ideals Virtual Data Room under the project name “Project Meridian (External VDR)” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SPAC Disclosure Schedules), respectively, shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SPAC Disclosure Schedules), respectively, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15 and the subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 (to the extent related to the foregoing). From and after the Closing, each shareholder of Parent who will be a Distributee upon the Distribution is an express third-party beneficiary of Section 2.1(b)(vii) (with respect to the election of Pre-Funded Warrants), Section 5.5(a), Section 5.5(e), Section 5.21 and Section 8.20 with the right to enforce such provisions directly against the Parties (including by an action for damages, and including specific performance and other equitable relief pursuant to Section 8.17, which shall apply to such enforcement mutatis mutandis), exercisable through Parent or through such Persons holding or entitled to receive a majority of the SPAC Shares and Pre-Funded Warrants then held by or distributable to all such Persons (with Pre-Funded Warrants counted on the basis of the SPAC Shares underlying them).

8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

8.12 Knowledge of Company and/or Parent; Knowledge of SPACFor all purposes of this Agreement, the phrase “to the Company’s knowledge”, “to the knowledge of the Company” or “to the knowledge of Parent” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to SPAC’s knowledge” or “to the knowledge of SPAC” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the SPAC Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the SPAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate that is party thereto (each, a “Non-Party Affiliate”) and then solely with respect to claims against the Non-Party Affiliate that are party to the applicable Ancillary Documents, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company or Parent, and the SPAC Non-Party Affiliates, in the case of SPAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Parent, SPAC or any Non-Party Affiliate concerning the Company, Parent, any SPAC Party, this Agreement or the transactions contemplated hereby.

8.14 Extension; Waiver. The Company or Parent prior to the Closing, and the Company, Parent and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the SPAC Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the SPAC Parties set forth herein or (c) waive compliance by the SPAC Parties with any of the agreements or conditions set forth herein. SPAC may (i) extend the time for the performance of any of the obligations or other acts of the Company or Parent set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Parent set forth herein or (iii) waive compliance by the Company or Parent with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party by a duly authorized representative thereof. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights. Notwithstanding anything to the contrary in this Section 8.14, no waiver of any provision described in Section 8.20(e), shall be effective except in accordance with Section 8.20(e) and Section 8.9.

8.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any Ancillary Document or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding, claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any Ancillary Document or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.18 Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 333-295170) on May 20, 2026 (the “Prospectus”). Each of the Company and Parent acknowledges and agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and SPAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Parent hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company, Parent nor any of their Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and, the Company, Parent or any of their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of the Company and Parent (on its own behalf and on behalf of their Representatives) hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates).

8.19 Legal Representation; Privilege.

(a) The Parties agree that, notwithstanding the fact that Goodwin Procter LLP (“Goodwin”) may have, prior to Closing, jointly represented SPAC, Merger Sub and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented SPAC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Goodwin will be permitted in the future, after Closing, to represent the Sponsor or its respective Affiliates in connection with matters in which such Persons are adverse to SPAC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Parent, each of which is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conﬂict of interest that may hereafter arise in connection with Goodwin’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of SPAC and/or the Company (or the Surviving Company) or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Goodwin of SPAC, Merger Sub, Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Goodwin with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All privileged communications with Goodwin concerning such matters shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by SPAC or the Surviving Company or any of their Affiliates; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the Effective Time, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Cooley LLP (“Cooley”) may have, prior to Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Cooley will be permitted in the future, after Closing, to represent the Company or its Affiliates in connection with matters in which such Persons are adverse to SPAC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. SPAC, Merger Sub, and/or the Sponsor, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conﬂict of interest that may hereafter arise in connection with Cooley’s future representation of one or more of the Company or its Affiliates in which the interests of such Person are adverse to the interests of SPAC, Merger Sub, and/or the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Cooley of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of Cooley with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All privileged communications with Cooley concerning such matters shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by SPAC or the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the Effective Time, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

8.20 Distribution. Notwithstanding anything to the contrary in this Agreement or any Ancillary Document: (a)(i) no representation, warranty, covenant or agreement of the Company or Parent contained herein shall bind, or be deemed to have been made on behalf of, any direct or indirect equityholder, director, officer, employee, service provider, Affiliate or Representative of Parent (in its capacity as such) that is not a party to this Agreement, and (ii) no such equityholder, director, officer, employee, service provider, Affiliate or Representative shall have any liability or obligation under this Agreement or any Ancillary Document (whether in Contract, tort or otherwise, whether at law or in equity, or whether granted by statute or based on any theory of equity or piercing the corporate veil, alter ego or otherwise) and (b) nothing in this Agreement or any Ancillary Document shall restrict or limit any direct or indirect equityholder of Parent from acquiring, holding, voting or disposing of any securities of any Person, and no such equityholder shall be deemed a “Representative” of any Party for purposes of Section 5.4(a), Section 8.18 or Section 8.19 solely by reason of its equity ownership in Parent; provided that nothing in this Section 8.20 shall limit the obligations or liability of any Person under any Ancillary Document to which such Person is a party, solely with respect to such Person’s own obligations thereunder. Each Party acknowledges that, following the Closing, whether or not the Parent Classification Election is made, Parent intends to distribute or dividend to its shareholders (whether pro rata or pursuant to one or more exchange or redemption arrangements with one or more of its shareholders) all or any portion of the SPAC Shares, Pre-Funded Warrants and other consideration received by Parent pursuant to this Agreement (or the proceeds thereof), including in connection with the cash settlement of Parent Options not assumed pursuant to Section 2.4 (collectively, the “Distribution”, and each Person receiving SPAC Shares or Pre-Funded Warrants in the Distribution, a “Distributee”), and the Distribution (and any actions reasonably taken in furtherance thereof) shall be deemed expressly contemplated by this Agreement and shall not be restricted by, or constitute a breach of, this Agreement (including Section 5.5(a)) or any Ancillary Document. SPAC shall, and shall cause its Affiliates to, reasonably cooperate with Parent to facilitate the Distribution (including (i) causing any transfer agent instructions and legends to permit the Distribution, subject to compliance with applicable securities Laws, (ii) filing, or causing to be filed, any prospectus supplement or post-effective amendment to the resale registration statement Prospectus required under the Investor Rights Agreement in connection with the registration of the resale of the SPAC Shares and the SPAC Shares underlying any Pre-Funded Warrants issued to Parent in the Merger, (iii) causing the removal of any restrictive legends from such securities to the extent permitted by applicable securities Laws, and (iv) if requested by Parent or the applicable Distributee, use reasonable best efforts to cause SPAC’s counsel to deliver a customary opinion required under Rule 144 of the Securities Act in connection with the transfer of such SPAC Shares). No amendment or waiver of this Section 8.20, Section 5.5(a), Section 5.5(e) or Section 2.1(b)(vii) (insofar as it relates to the Pre-Funded Warrant election), or the third-party beneficiary rights in respect of any of the foregoing under Section 8.9, whether made before or after the Closing, shall be effective against Parent or its equityholders without the prior written consent of Parent.

* * * * *

In Witness Whereof, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

AMANAT ACQUISITION CORP

By:	/s/ Nicholas Fernandez
Name:	Nicholas Fernandez
Title:	Chief Financial Officer

CAIRO MERGER SUB, INC.

By:	/s/ Nicholas Fernandez
Name:	Nicholas Fernandez
Title:	Treasurer

CORXEL PHARMACEUTICALS, INC.

By:	/s/ Roderick Wong
Name:	Roderick Wong
Title:	Director

CORXEL PHARMACEUTICALS LIMITED

By:	/s/ Yanping Mou
Name:	Yanping Mou
Title:	Director

Signature Page to Business Combination Agreement

Annex A

PIPE Investors

A-1

Annex B

Required Governing Documents Proposals

B-1

Annex C

Directors and Officers of the Surviving Company

C-1

Exhibit A

Form of Sponsor Letter Agreement

[Filed Separately]

Ex A-1

Exhibit B

Form of Investor Subscription Agreement

[Filed Separately]

Ex B-1

Exhibit C

Form of Investors Rights Agreement

[Filed Separately]

Ex C-1

Exhibit D

Form of Lock-Up Agreement

[Filed Separately]

Ex D-1

Exhibit E

Form of SPAC Certificate of Incorporation

[Attached]

Ex E-1

CERTIFICATE OF INCORPORATION

OF

[PUBCO]

*****

SECTION 1.

The name of this corporation is [PUBCO] (the “Corporation”).

SECTION 2.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

SECTION 3.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

SECTION 4.

Section 4.1 The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 1,500,000,000 shares, consisting of 1,400,000,000 shares of Common Stock, par value $0.0001 per share, and 100,000,000 shares of Preferred Stock, par value $0.0001 per share.

Section 4.2 The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in a certificate of designation adopted by the Board and filed in accordance with the DGCL.

Section 4.3 Irrespective of the provisions of Section 242(b)(2) of the DGCL, but subject to the terms of any certificate of designation filed with respect to any series of Preferred Stock, the holders of Preferred Stock and Common Stock shall vote together, and not as separate classes, on any amendment to this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock or Common Stock.

Ex E-2

Section 4.4 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other affected series of Preferred Stock, to vote thereon pursuant to applicable law or the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

SECTION 5.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

Section 5.1 Management of the Business.

Except as otherwise provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

Section 5.2 Board of Directors.

Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective (the “Filing Date”). At the first annual meeting of stockholders following the Filing Date, the initial term of office of the Class I directors shall expire, and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Filing Date, the initial term of office of the Class II directors shall expire, and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Filing Date, the initial term of office of the Class III directors shall expire, and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director.

Ex E-3

Section 5.3 Removal of Directors.

Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 5.4 Vacancies.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

Section 5.5 Preferred Stockholders’ Election Rights.

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.1 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6 Bylaw Amendments.

The Board is expressly authorized and empowered to adopt, amend or repeal any provisions of the bylaws of the Corporation (as amended from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Ex E-4

Section 5.7 Stockholder Actions.

a. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

b. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

c. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President or directors representing a majority of directors then in office, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

SECTION 6.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Solely for purposes of this Section 6, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

SECTION 7.

Section 7.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and any appellate court therefrom shall be the sole and exclusive forum for: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action that is based upon a violation of a duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law; provided, however, that if the designation of such court as the sole and exclusive forum for a claim or action referred to in the foregoing clauses (A) through (F) of this Section would violate applicable law, then the United States District Court for the District of Delaware or, if the designation of such court would violate applicable law, then the Superior Court of Delaware shall be the sole and exclusive forum for such claim or cause of action.

Section 7.2 Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Ex E-5

Section 7.3 This Section 7 has been adopted under the provisions of Section 115 of the DGCL that were effective on August 2, 2025. If Section 115 of the DGCL is amended, restated or repealed after such date, the Bylaws may be amended to adopt any bylaw authorized by the DGCL as so amended, restated or repealed. The provisions of this Section 7 shall become inoperative from and after the date any such bylaw is adopted.

SECTION 8.

Section 8.1 Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.

Section 8.2 The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 8.3, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to this reservation. For the avoidance of doubt, but subject to the rights of the holders of any outstanding series of Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Certificate of Incorporation.

Section 8.3 Notwithstanding any other provisions of the Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by the Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Sections 5, 6, 7 and this Section 8.

SECTION 9.

If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

* * *

Ex E-6

The Corporation has caused this certificate of incorporation to be signed by an incorporator of the Corporation on [●], 2026.

[PUBCO]

By:
[●]
Incorporator

Ex E-7

Exhibit F

Form of SPAC Bylaws

[Attached]

Ex F-1

BYLAWS

OF

[PUBCO]

(A DELAWARE CORPORATION)

Section 1.

OFFICES

Section 1.1 Registered Office. The registered office of [PUBCO] (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2 Other Offices. The Corporation may at any time establish other offices both within and without the State of Delaware.

Section 2.

CORPORATE SEAL

Section 2.1 Corporate Seal. The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 3.

STOCKHOLDERS’ MEETINGS

Section 3.1 Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board (or its designee). The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 3.9 below.

Section 3.2 Annual Meetings.

(a) The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and time as may be determined from time to time by the Board (or its designee). Any annual meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer of the Corporation to whom the Board delegates such authority, at any time before or after notice of such meeting has been given to stockholders. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting of stockholders (or any supplement thereto); (ii) by or at the direction of the Board or a duly authorized committee thereof; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these bylaws (as may be amended and/or restated from time to time, the “Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures and requirements set forth in this Section 3.2.

Ex F-2

For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Certificate of Incorporation and the Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(i) For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(iii) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) the questionnaire, representation and agreement required by Section 3.2(e), completed and signed by such nominee, and (6) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the Corporation pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named in a proxy statement, associated proxy card and other filings as a nominee and to serving as a director if elected); and (B) all of the information required by Section 3.2(b)(iv).

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or to serve on any committee or sub-committee of the Board, in either case under any applicable stock exchange listing requirements, applicable law or the Policies (as defined below). The number of nominees a stockholder may nominate for election at an annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. A stockholder may not designate any substitute or alternate nominees unless the stockholder provides timely notice of such substitute or alternate nominee(s) in accordance with this Section 3.2, in the case of an annual meeting, or Section 3.3, in the case of a special meeting (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute or alternate nominee(s) that are required by the Bylaws with respect to nominees for director).

Ex F-3

(ii) For business other than nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(iii), and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each matter such stockholder proposes to bring before the meeting, (1) a brief description of the business desired to be brought before the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, and (4) any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) all of the information required by 3.2(b)(iv).

(iii) To be timely, the written notice required by Section 3.2(b)(i) or 3.2(b)(ii) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting (for purposes of notice required for action to be taken at the Corporation’s first annual meeting of stockholders after the filing date of the Certificate of Incorporation, the date of the immediately preceding year’s annual meeting shall be deemed to have occurred on or around June 15 in such immediately preceding calendar year); provided, however, that, subject to the last sentence of this Section 3.2(b)(iii), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation.

In no event shall an adjournment or postponement (or the public announcement thereof) of an annual meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Ex F-4

(iv) The written notice required by Sections 3.2(b)(i) or 3.2(b)(ii) shall also include, as of the date of the notice and as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any affiliate who controls (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”)) either of the foregoing stockholder or beneficial owner, directly or indirectly (each, a “Proponent” and collectively, the “Proponents”):

(A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records;

(B) the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 3.2(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent or any of its affiliates or associates has a right to acquire beneficial ownership whether immediately or at any time in the future);

(C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation, other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) between or among any Proponent and any of its affiliates or associates, and/or any other persons (including their names) including without limitation, any agreements, arrangements or understandings required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D, regardless of whether the requirement to file a Schedule 13D is applicable;

(D) a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and that such stockholder (or a qualified representative thereof) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(ii));

(E) a representation whether any Proponent or any other participant (as defined in Item 4 of Schedule 14A under the 1934 Act) will engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and a representation as to whether the Proponents intend or are part of a group which intends to: (x) deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal or elect the nominee, (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or (z) solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act;

Ex F-5

(F) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions;

(G) a certification regarding whether each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation; and

(H) any other information relating to each Proponent required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(c) A stockholder providing the written notice required by Section 3.2(b)(i) or 3.2(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information (other than the representations required by Section 3.2(b)(iv)(E)) provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any of its affiliates or associates, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 3.2 or is rendered invalid as a result of any inaccuracy therein.

In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting (or if there are fewer than two Business Days between the date for the meeting, or the date of the immediately preceding adjournment or postponement thereof, and the date for the adjourned or postponed meeting, not later than the day prior to such adjourned or postponed meeting).

Ex F-6

(d) Notwithstanding anything in Section 3.2(b)(iii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 3.2(b)(iii), a stockholder’s notice required by this Section 3.2 and that complies with the requirements in Section 3.2(b)(i), other than the timing requirements in Section 3.2(b)(iii), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(e) To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.2(a) or clause (ii) of Section 3.3(c), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.2(b)(iii), 3.2(d) or Section 3.3(c), as applicable) to the Secretary at the principal executive offices of the Corporation a completed written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee (in the form provided by the Secretary within 10 days following a written request therefor by a stockholder of record) and a written representation and agreement (in the form provided by the Secretary within 10 days following written request therefor by a stockholder of record) that such person:

(i) is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question that (A) has not been disclosed in the questionnaire or (B) could limit or interfere with such person’s ability to comply with such person’s fiduciary duties under applicable law;

(ii) is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation or a nominee that has not been disclosed in such questionnaire;

(iii) would be in compliance, if elected as a director of the Corporation (and a statement as to whether such person, if elected, intends to comply with), all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation that are publicly disclosed or which were provided by the Secretary with the written representation and agreement required by this Section 3.2(e) (together, the “Policies”); and

(iv) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

Ex F-7

(f) A person shall not be eligible for election or re-election as a director unless the person is nominated, in the case of an annual meeting, in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d), 3.2(e) and Section 3.2(f), as applicable, or in the case of a special meeting, in accordance with Section 3.3(c) and the requirements thereof. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c) and Section 3.2(f), as applicable. Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to one or more proposed nominees and (ii) subsequently fails to (A) comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the next sentence) or (B) inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) Business Days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded).

If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence sufficient to demonstrate that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act.

Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the nomination of any person whose name is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) as a result of any notice provided by any Proponent pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to such proposed nominee and whose nomination is not made by or at the direction of the Board or any authorized committee thereof shall not be deemed (for purposes of clause (i) of Section 3.2(a) or otherwise) to have been made pursuant to the Corporation’s notice of meeting (or any supplement thereto) and any such nominee may only be nominated by a Proponent pursuant to clause (iii) of 3.2(a) and, in the case of a special meeting of stockholders, pursuant to and to the extent permitted under Section 3.3(c).

Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in the Bylaws (including, without limitation, compliance with Rule 14a-19 promulgated under the 1934 Act) and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proponent does not act in accordance with the representations required in this Section 3.2, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received.

Ex F-8

Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation. For purposes of this Section 3.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the Secretary of the Corporation at least five (5) Business Days prior to the meeting of stockholders.

(g) Notwithstanding anything to the contrary in this Section 3.2, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 3.2 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the 1934 Act (“Rule 14a-8”); and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.

(h) For purposes of Sections 3.2 and 3.3,

(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the 1933 Act;

(ii) “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(iii) “close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;

(iv) “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation;

Ex F-9

(B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation;

(C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or

(D) that provides the right to vote (other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(v) “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website.

Section 3.3 Special Meetings.

(a) Special meetings of the stockholders of the Corporation may only be called in the manner provided in the Certificate of Incorporation. Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer to whom the Board has delegated such authority, at any time before or after notice of such meeting has been given to stockholders.

(b) The Board (or its designee) shall determine the date and time of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4.

(c) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph and who is a stockholder of record at the time of the special meeting, who is entitled to vote at the meeting and who complies with Sections 3.2(b)(i), 3.2(b)(iv), 3.2(c), 3.2(e) and 3.2(f).

Ex F-10

The number of nominees a stockholder may nominate for election at a special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at a special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors, any such stockholder of record entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Sections 3.2(b)(i) and 3.2(b)(iv) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such meeting or (ii) the tenth day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 3.2(c).

In no event shall an adjournment or a postponement (or the public announcement thereof) of a special meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of 3.3(c). Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination is not in compliance with the Bylaws (including, without limitation, compliance with Rule 14a-19 under the 1934 Act), or if the Proponent does not act in accordance with the representations required in Section 3.2, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that such nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received.

Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 3.2(f)) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nomination is set forth (as applicable) in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

Ex F-11

(e) Notwithstanding the foregoing provisions of Sections 3.2 and 3.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sections 3.2 and 3.3, and any failure to comply with such requirements shall be deemed a failure to comply with Sections 3.2 or 3.3, as applicable; provided, however, that, to the fullest extent not prohibited by applicable law, any references in the Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Sections 3.2(a) and 3.3(c). Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

Section 3.4 Notice of Meetings. Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, notice of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. Such notice shall specify the date, time and place, if any, of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting, and, in the case of special meetings, the purpose or purposes of the meeting. Notice shall be deemed given as provided in Section 232 of the DGCL.

Section 3.5 Quorum and Vote Required. At all meetings of stockholders, except where otherwise required by law or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is provided by law or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except as required by law or by the Certificate of Incorporation or the Bylaws, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Unless a different or minimum vote is provided by law or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of such class or classes or series.

Ex F-12

Section 3.6 Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes). When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are (a) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (b) set forth in the notice of meeting given in accordance with 3.4.

At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 3.7 Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the record date shall be entitled to vote at any meeting of stockholders. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 3.8 List of Stockholders. The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Nothing in this Section 3.8 shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation.

Ex F-13

In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 3.9 Remote Communication; Delivery to the Corporation.

(a) If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a stockholder meeting may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b) Whenever Section 3.2 or 3.3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Ex F-14

Section 3.10 Organization.

(a) At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b) The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c) The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall:

(1) ascertain the number of shares outstanding and the voting power of each;

(2) determine the shares represented at a meeting and the validity of proxies and ballots;

(3) count all votes and ballots;

Ex F-15

(4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 4.

DIRECTORS

Section 4.1 Number. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation.

Section 4.2 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 4.3 Terms. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 4.4 Vacancies, Newly Created Directorships. Vacancies and newly created directorships on the Board shall be filled as set forth in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 4.5 Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 4.6 Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Ex F-16

Section 4.7 Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place, if any, within or outside of the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board may be held at any time and place, if any, within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or by a majority of the directors then in office.

(c) Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other means of electronic transmission at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in any such notice.

Section 4.8 Quorum and Voting.

(a) Except as otherwise required by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn the meeting to another time, without notice other than by announcement at the meeting.

(b) At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

Ex F-17

Section 4.9 Action without Meetings. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10 Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 4.11 Committees.

(a) Committees. The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one or more members of the Board and to the extent permitted by applicable law and provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation. Except as otherwise required by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of any committee of the Board shall consist of such number of directors as set forth in the charter of such committee approved by the Board.

(b) Term. The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

Ex F-18

(c) Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.11 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by the affirmative vote of a majority of the members present at a meeting of the committee at which a quorum is present.

Section 4.12 Duties of Chairperson of the Board. The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the Board in accordance with Section 4.13.

Section 4.13 Organization. At every meeting of the directors, the Chairperson of the Board shall act as chairperson of the meeting. If a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if no Chief Executive Officer is then serving or the Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

Section 5.

OFFICERS

Section 5.1 Officers Designated. The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws.

Section 5.2 Tenure and Duties of Officers

(a) General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

Ex F-19

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board has been appointed and is present thereat. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c) Duties of President. The President shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board or Chief Executive Officer has been appointed and is present and willing to act. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of chief executive officer. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d) Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record, or cause to be recorded, all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give, or cause to be given, notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e) Duties of Treasurer and Assistant Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Ex F-20

Section 5.3 Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.4 Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.5 Removal. Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any officer upon whom such power of removal may have been conferred by the Board.

Section 6.

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 6.1 Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the Corporation.

(a) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b) Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c) Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Ex F-21

Section 6.2 Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies and consents with respect thereto shall be executed, by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.

Section 7.

SHARES OF STOCK

Section 7.1 Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (including, without limitation, the Chairperson of the Board, the Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary), certifying the number, and the class or series, of shares owned by such holder in the Corporation in certificated form. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 7.2 Lost Certificates. The Corporation may issue a new certificate or certificates or uncertificated shares in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to give the Corporation a bond (or other adequate security) sufficient to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate(s) or uncertificated shares.

Section 7.3 Transfers.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

Ex F-22

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determining the stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote in accordance with the provisions of this Section 7.4(a).

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such action.

Section 7.5 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.6 Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

Ex F-23

Section 8.

OTHER SECURITIES OF THE CORPORATION

Section 8.1 Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

Section 9.

DIVIDENDS

Section 9.1 Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 9.2 Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

Ex F-24

Section 10.

FISCAL YEAR

Section 10.1 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 11.

INDEMNIFICATION

Section 11.1 Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The Corporation shall indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a Proceeding, by reason of the fact that such person is or was a director or executive officer (for the purposes of this Section 11.1, “executive officer” has the meaning defined in Rule 3b-7 promulgated under the 1934 Act) of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such Proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding (or part thereof) was authorized by the Board or (ii) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under subsection (d) of this Section 11.1 or is a compulsory counterclaim brought by such person.

Any reference to an officer of the Corporation in this Section 11.1 shall be deemed to refer exclusively to the Chief Executive Officer, President, Secretary, Treasurer and any other officer of the Corporation appointed by the Board pursuant to Section 5 of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Section 11.1.

Ex F-25

(b) Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

(c) Expenses. The Corporation shall advance to any current or former director or executive officer of the Corporation, or to any person, who while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses incurred by such person in defending (or participating as a witness in) any Proceeding referred to in Section 11.1(a), or in connection with a Proceeding (or part thereof) brought to establish or enforce a right to indemnification or advancement of expenses under subsection (d) of this Section 11.1, provided, however, that any advancement of expenses incurred by a current or former director or executive officer in such director’s or executive officer’s capacity as a director or executive officer will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Section 11.1 or otherwise.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to current and former directors and executive officers under this Section 11.1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and such director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 11.1 to a current or former director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, (ii) no disposition of a claim for indemnification is made within 60 days of request therefor, or (iii) no disposition of a claim for an advance is made within 30 days of request therefor.

The indemnitee in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL.

In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

Ex F-26

Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct. In any suit brought by a current or former director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise is on the Corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Section 11.1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable law, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

(f) Survival of Rights. The rights conferred on any person by this Section 11.1 will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL, the Corporation may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h) Amendments. Any repeal or modification of this Section 11.1 is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any current or former director or executive officer of the Corporation.

(i) Saving Clause. If this Section 11 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Section 11 that has not been invalidated, or by any applicable law. If this Section 11 is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and executive officer to the full extent under applicable law.

(j) Certain Definitions. For the purposes of this Section 11, the following definitions apply:

(i) The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

Ex F-27

(ii) The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 11 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

Section 12.

NOTICES

Section 12.1 Notices.

(a) Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 3.4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or courier service, facsimile or by electronic mail or other means of electronic transmission in accordance with Section 232 of the DGCL.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in the Bylaws, with notice other than one that is delivered personally to be sent to such address or electronic mail address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address or electronic mail address of such director.

(c) Affidavit of Mailing. An affidavit of notice, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

Ex F-28

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

(g) Waiver. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or the Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or the Bylaws.

Section 13.

AMENDMENTS

Section 13.1 Amendments. Subject to the limitations set forth in Section 11.1(h) or the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), such action by stockholders shall require the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Ex F-29

Exhibit G

Form of SPAC Incentive Equity Plan

[Attached]

Ex G-1

[PUBCO]

2026 Equity Incentive Plan

Adopted by the Board of Directors: [DATE]
Approved by the Stockholders: [DATE]

1. General.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2. Shares Subject to the Plan.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will be equal to [●]1 shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to [●] percent ([●]%) of the total number of Fully Diluted Shares outstanding on December 31 of the preceding year;2 provided, however, that the Board may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [●]3 shares.

1 NTD: To be confirmed between signing and Closing.

2 NTD: Evergreen percentages and formulations to be confirmed between signing and Closing.

3 NTD: To be set at 3x the initial share reserve.

Ex G-2

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c)(3), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award; or (5) the forfeiture back to or repurchase by the Company of shares because of a failure to meet a contingency or condition required for the vesting of such shares.

3. Eligibility and Limitations.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or any Incentive Stock Options otherwise do not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the requirements of Section 409A.

Ex G-3

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, by the Company to any individual for service as a Non-Employee Director with respect to any fiscal year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $750,000 in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such fiscal year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. For avoidance of doubt, compensation will count towards this limit for the fiscal year in which it was granted (for equity-based compensation) or earned (for cash compensation), and not later when distributed, in the event it is deferred.

4. Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each applicable Award Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

Ex G-4

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the applicable Award Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the applicable Award Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from the certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

Ex G-5

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the applicable Award Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the applicable Award Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

Ex G-6

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law; or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

Ex G-7

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5. Awards Other Than Options and Stock Appreciation Rights.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each applicable Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any applicable Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

Ex G-8

(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the applicable Award Agreement, (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination, and (3) the Participant will have no further right, title or interest in the Restricted Stock Award or RSU Award, the shares of Common Stock subject to or issuable pursuant to the Restricted Stock Award or RSU Award, or any consideration in respect of the Restricted Stock Award or RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the applicable Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

Ex G-9

6. Adjustments upon Changes in Common Stock; Other Corporate Events.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume, continue or substitute the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

Ex G-10

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

Ex G-11

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any Change in Control, any Corporate Transaction, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. Administration.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

Ex G-12

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are non-U.S. nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant non-U.S. jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Ex G-13

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with the Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to Other Person or Body. The Board or any Committee may delegate to one or more persons or bodies the authority to do one or more of the following to the extent permitted by Applicable Law: (i) designate recipients, other than Officers, of Awards, provided that no person or body may be delegated authority to grant an Award to themself; (ii) determine the number of shares subject to such Awards; and (iii) determine the terms of such Awards; provided, however, that the Board or Committee action regarding such delegation will fix the terms of such delegation in accordance with Applicable Law, including without limitation Sections 152 and 157 of the Delaware General Corporation Law. Unless provided otherwise in the Board or Committee action regarding such delegation, each Award granted pursuant to this section will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, with any modifications necessary to incorporate or reflect the terms of such Award. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to any person or body (who is not a Director or that is not comprised solely of Directors, respectively) the authority to determine the Fair Market Value.

Ex G-14

8. Tax Withholding.

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate arrangements to satisfy, any Tax-Related Item withholding obligations, if any, of the Company and/or an Affiliate that arise in connection with the grant, vesting, exercise or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any Tax-Related Item withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (vi) allowing the Participant to enter into a “same day sale” commitment with a broker-dealer (including, without limitation, a commitment under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act); or (vii) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not to make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

Ex G-15

(d) Withholding Indemnification. The Company and/or its Affiliate may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in a Participant’s jurisdiction. In the event of overwithholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock) or, if not refunded, the Participant may seek a refund from the local tax authorities. In the event of underwithholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or its Affiliate. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount. Further, if the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items.

9. Miscellaneous.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will (unless otherwise required under Applicable Law) and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the U.S. state or non-U.S. jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

Ex G-16

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or cash or other property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of a Restricted Stock Award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

Ex G-17

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the earlier of (i) the date that is six months and one day following the date of such Participant’s “separation from service,” or (ii) the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A. Any amounts so deferred will be paid in a lump sum on the day after such six-month period elapses (or upon the Participant’s death, if earlier), with the balance paid thereafter on the original schedule.

(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10. Covenants of the Company.

The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11. Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

Ex G-18

12. Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date; or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

13. Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee, as applicable.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means the Code and any applicable U.S. and non-U.S. securities, exchange control, tax, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(d) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(e) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Award Agreement will be subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(g) “Business Combination Agreement” means the Business Combination Agreement by and among [SPAC], [Merger Sub], and the Company, dated as of [DATE].

Ex G-19

(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i) “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the Company has determined in its sole discretion that the Participant has engaged in any one or more of the following: (i) the Participant’s conviction or indictment of, or plea of no contest to, any felony; (ii) any material act or omission of the Participant constituting dishonesty, fraud, immoral, or disreputable conduct that has caused, or is reasonably likely to cause, material harm to the Company; (iii) the Participant’s material violation of Company policy that has caused, or is reasonably likely to cause, material harm to the Company; (iv) the Participant’s material breach of any written agreement between the Participant and the Company which, if curable, remains uncured for thirty (30) days after notice; or (v) the Participant’s material breach of fiduciary duty or other statutory or common law duty owed to the Company. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

Ex G-20

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

The consummation of the transactions contemplated by the Business Combination Agreement shall not constitute a Change in Control under the Plan.

(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m) “Common Stock” means the common stock of the Company.

(n) “Company” means [PUBCO], a Delaware corporation.

(o) “Compensation Committee” means the Compensation Committee of the Board.

Ex G-21

(p) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by Applicable Law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulations Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Ex G-22

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

The consummation of the transactions contemplated by the Business Combination Agreement shall not constitute a Corporate Transaction under the Plan.

(s) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(t) “Director” means a member of the Board.

(u) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(y) “Entity” means a corporation, partnership, limited liability company or other entity.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Ex G-23

(aa) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc) “Fully Diluted Shares” means, as of any date, all of the common stock of the Company outstanding plus all shares of common stock of the Company issuable upon conversion or exercise of outstanding securities and rights, including (without limitation) preferred stock on an as-converted basis, equity awards, warrants (including pre-funded warrants), and any convertible indebtedness or similar instruments, whether or not then vested or currently exercisable.

(dd) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

Ex G-24

(ee) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ff) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(gg) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(hh) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(ii) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(jj) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(kk) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(ll) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(mm) “Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).

Ex G-25

(nn) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(oo) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(pp) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(qq) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; growth of net income or operating income; billings; financing; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(rr) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Award.

Ex G-26

(ss) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(tt) “Plan” means this [PUBCO] 2026 Equity Incentive Plan, as amended from time to time.

(uu) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(vv) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ww) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(xx) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(yy) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(zz) “Rule 405” means Rule 405 promulgated under the Securities Act.

(aaa) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(bbb) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(ccc) “Securities Act” means the Securities Act of 1933, as amended.

(ddd) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

Ex G-27

(eee) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(fff) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ggg) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant.

(hhh) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(iii) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

Ex G-28

Exhibit H

Form of SPAC Employee Stock Purchase Plan

[Attached]

Ex H-1

[PUBCO]

2026 Employee Stock Purchase Plan

Adopted by the Board of Directors: [DATE]
Approved by the Stockholders: [DATE]

1. General; Purpose.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. Administration.

(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c). References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

Ex H-2

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee (or its delegate) and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee (or a delegate of the Committee), the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

Ex H-3

3. Shares of Common Stock Subject to the Plan.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [●]1 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on January 1, 2027 and ending on (and including) January 1, 2036 in an amount equal to the lesser of (x) [●] percent ([●]%) of the total number of Fully Diluted Shares outstanding on December 31st of the preceding calendar year, and (y) [●]2 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4. Grant of Purchase Rights; Offering.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless such Participant otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of such Participant’s Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

[1]	NTD: Percentages to be confirmed between signing and Closing.
[2]	NTD: Percentages to be confirmed between signing and Closing.

Ex H-4

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5. Eligibility.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide (unless prohibited by Applicable Law) that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude (unless prohibited by Applicable Law) from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company, a Related Corporation or an Affiliate, or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, such individual will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

Ex H-5

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6. Purchase Rights; Purchase Price.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage of earnings (as defined by the Board in each Offering) or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be no less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

Ex H-6

7. Participation; Withdrawal; Termination.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

Ex H-7

(f) Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8. Exercise of Purchase Rights.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless the payment of interest is otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9. Covenants of the Company.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

Ex H-8

10. Designation of Beneficiary.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. Adjustments upon Changes in Common Stock; Corporate Transactions.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12. Amendment, Termination or Suspension of the Plan.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Ex H-9

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13. Tax Qualification; Tax Withholding.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan.  The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

Ex H-10

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14. Effective Date of Plan.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15. Miscellaneous Provisions.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16. Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

Ex H-11

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, Nasdaq Stock Market or the Financial Industry Regulatory Authority).

(d) “Board” means the Board of Directors of the Company.

(e) “Business Combination Agreement” means the Business Combination Agreement by and among [SPAC], [Merger Sub], and the Company, dated as of [DATE].

(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means [PUBCO], a Delaware corporation.

(k) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423.

(l) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

Ex H-12

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.

(n) “Designated Company” means any Designated Non-423 Company or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(o) “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(p) “Director” means a member of the Board.

(q) Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(r) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

Ex H-13

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.

(w) “Fully Diluted Shares” means, as of any date, all of the common stock of the Company outstanding plus all shares of common stock of the Company issuable upon conversion or exercise of outstanding securities and rights, including (without limitation) preferred stock on an as-converted basis, equity awards, warrants (including pre-funded warrants), and any convertible indebtedness or similar instruments, whether or not then vested or currently exercisable.

(x) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the New York Stock Exchange, the Nasdaq Stock Market and the Financial Industry Regulatory Authority).

(y) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(z) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa) “Offering Date” means a date selected by the Board for an Offering to commence.

(bb) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(cc) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(dd) “Plan” means this [PUBCO] 2026 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ee) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ff) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

Ex H-14

(gg) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(hh) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ii) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(jj) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(kk) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Ex H-15

Exhibit I

Form of Support Agreement

[Filed Separately]

Ex I-1

Exhibit J

Form of Pre-Funded Warrant

[Filed Separately]

Ex J-1